Exhibit 10.1

Execution Copy

CREDIT AND GUARANTY AGREEMENT

dated as of November 20, 2014

among

OZ MANAGEMENT LP,

as Borrower

OZ ADVISORS LP,

as a Guarantor,

OZ ADVISORS II LP,

as a Guarantor,

OCH-ZIFF FINANCE CO. LLC,

as a Guarantor

CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Guarantors,

VARIOUS LENDERS,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

GOLDMAN SACHS BANK USA,

as Syndication Agent

and

J.P. MORGAN SECURITIES LLC and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

$150,000,000 Revolving Credit Facility

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-ii-

-iii-

-iv-

APPENDICES:

A	–	Commitments
B	–	Notice Addresses, Principal Office

SCHEDULES:

4.07	–	Liabilities
4.10	–	Payment of Taxes
6.04	–	Certain Restrictions on Subsidiary Distributions

EXHIBITS:

A-1	–	Funding Notice
A-2	–	Conversion/Continuation Notice
B	–	Note
C	–	Compliance Certificate
D	–	Assignment Agreement
E	–	Certificate re Non-Bank Status
F	–	Closing Date Certificate
G	–	Counterpart Agreement
H	–	Subordination Provision
I	–	Form of Reconciliation Statement

-v-

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of November 20, 2014, is entered into by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), as borrower, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company (“Finco”), as a Guarantor, CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME, the Lenders party hereto from time to time, and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners.

RECITALS:

WHEREAS, capitalized terms used in these Recitals and the preamble to this Agreement shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, Lenders have agreed to extend an unsecured revolving credit facility to Borrower, in an initial aggregate principal amount not to exceed $150,000,000, in accordance with terms and conditions hereof.

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. The following terms used herein, including in the preamble, Recitals, Exhibits and Schedules hereto, shall have the following meanings:

“Accession Agreement” as defined in Section 2.18(a).

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (a) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Screen Rate”) at approximately 11:00 a.m., London time, on such Interest Rate Determination Date; or (b) in the event the rates referenced in the preceding clause (a) are not available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, the Interpolated Rate at such time, by (ii) an amount equal to (x) one minus (y) the Applicable Reserve Requirements; provided that if the Adjusted Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. “Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the two relevant Screen Rates) determined by Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available in Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing, governmental investigation, claim or dispute at law or in equity, in arbitration or before or by any Governmental Authority pending (or in the case of governmental investigations, to the knowledge of any Credit Party, pending) or, to the knowledge of any Credit Party, threatened in writing against Borrower, Advisors, Advisors II, any other Guarantor or any OZ Subsidiary, or any property of Borrower, Advisors, Advisors II, any other Guarantor or any OZ Subsidiary.

“Advisors” as defined in the preamble hereto.

“Advisors II” as defined in the preamble hereto.

“Affected Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agent Affiliates” as defined in Section 10.01(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Credit and Guaranty Agreement, dated as of November 20, 2014, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Aircraft Loan” as defined in Section 6.01(p).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower, any other Credit Party or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, at any time, (i) in the case of interest calculable with respect to any Eurodollar Rate Loan, the percentage per annum set forth in the column headed “Applicable Margin for Eurodollar Rate” opposite the applicable Debt Rating below, (ii) in the case of interest calculable with respect to any Base Rate Loan, the percentage per annum set forth below in the column headed “Applicable Margin for Base Rate” opposite the applicable Debt Rating below, and (iii) in the case of Commitment Fees, the percentage per annum set forth in the column headed “Commitment Fees” opposite the applicable Debt Rating below:

Tier	Debt Rating (S&P/Fitch)	Applicable Margin for Base Rate	Applicable Margin for Eurodollar Rate	Commitment Fee Rate
I	A- /A-	0%	1.00%	0.10%
II	BBB+/ BBB+	0.25%	1.25%	0.125%
III	BBB/ BBB	0.50%	1.50%	0.15%
IV	BBB-/BBB-	0.75%	1.75%	0.20%
V	≤ BB+/ BB+ (or unrated by both Rating Agencies)	1.00%	2.00%	0.25%

“Debt Rating” means, as of any date of determination, the corporate rating assigned to the Borrower (as guaranteed by the Guarantors) by S&P or Fitch.

For purposes of the foregoing, if there are Debt Ratings by both S&P and Fitch and such Debt Ratings shall fall within different Tiers, the Applicable Margin shall be based on the higher of the two Debt Ratings unless one of the two Debt Ratings is two or more Tiers lower than the other, in which case the Applicable Margin shall be determined by reference to the Tier next below that of the higher of the two Debt Ratings.

The Applicable Margin shall be subject to adjustment (upwards or downwards, as appropriate) effective as of the date on which S&P or Fitch announces a change of Debt Rating that results in a change in the Applicable Margin, irrespective of when notice of such change shall have been furnished by Borrower to Administrative Agent and Lenders pursuant to Section 5.01 or otherwise. Each adjustment in the Applicable Margin shall apply during the period commencing on the effective date of the applicable adjustment in Debt Rating and ending on the date immediately preceding the effective date of the next such adjustment in Debt Rating.

If the rating system of S&P or Fitch shall change, or if either or both of S&P and Fitch shall cease to be in the business of rating corporate obligors, the Borrower and the Lenders

(acting with consent of the Requisite Lenders) shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and pending the effectiveness of any such amendment, the Applicable Margin shall, at the option of the Borrower, be determined (i) by reference to the Debt Rating most recently in effect prior to such change or cessation or (ii) by disregarding the rating from such rating agency.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the lenders by means of electronic communications pursuant to Section 10.01(b).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of the OZ Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests of any OZ Subsidiary, other than (i) inventory (or other assets) sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business or the dispositions of accounts receivable in connection with the collection or compromise thereof, (iii) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Credit Parties and the OZ Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property to any Credit Party or OZ Subsidiary; provided that if the transferor is a Credit Party, then the transferee must also be a Credit Party, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration of less than $10,000,000 with respect to any transaction or series of related transactions and less than $20,000,000 in the aggregate during any

Fiscal Year, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions, (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in any material respect in the conduct of the business of the Issuer and its Subsidiaries taken as a whole, (ix) sales or other transfers or dispositions of Margin Stock, (x) issuances by the Borrower, Advisors, Advisors II, and/or any New Advisor Guarantor to any Person other than a Credit Party or an OZ Subsidiary of its Equity Interests, Class C Non-Equity Interests or Och-Ziff Operating Group D Units, as applicable, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements, (xii) issuances by Finco to the Issuer, Och-Ziff Holding or Och-Ziff Corp of its Equity Interests, Class C Non-Equity Interests or Och-Ziff Operating Group D Units, as applicable, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-cash assets for substantially equivalent value, and (xiv) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.06(b).

“AUM” as defined in Section 6.10(a).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief financial officer, treasurer, president or a vice president (or the equivalent thereof) of such Person or of such Person’s general partner or equivalent.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the Termination Date.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the Adjusted Eurodollar Rate for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% (which Adjusted Eurodollar Rate shall be based on the relevant Screen Rate (or if not available, the Interpolated Rate) at approximately 11:00 a.m. London time on such day). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively. For the avoidance of doubt, if the Federal Funds Effective Rate used to determine the Base Rate shall be less than zero at any time, such rate shall be deemed to be zero for purposes of such determination.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means Administrative Agent and any Lender.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bonds” means the senior unsecured notes, bonds or debt securities issued under the Indenture, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, subject to the last sentence of Section 1.02(a), as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with the accounting principles used in the preparation of the Historical Financial Statements, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means, subject to the last sentence of Section 1.02(a), the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the accounting principles used in the preparation of the Historical Financial Statements.

“Cash” means money, currency or a credit balance in any demand or deposit account, securities account or commodity account.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit denominated in a Permitted Currency of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 as of the date of the acquisition thereof or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof as of the date of the acquisition thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000, as of the date of each respective transaction and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means, at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting interests in the Equity Interests of Borrower, Advisors, Advisors II or any New Advisor Guarantor on a fully diluted basis.

“Class A Shares” means the Class A limited liability company interests of the Issuer.

“Class C Non-Equity Interest” means a non-equity interest in each of Borrower, Advisors and Advisors II on which discretionary income allocations may be made to existing and future partners of Borrower, Advisors and Advisors II, and any comparable non-equity interest in any New Advisor Guarantor on which discretionary income allocation may be made to partners of any New Advisor Guarantor.

“Closing Date” means the date on which all conditions precedent in Section 3.01 are satisfied or have been waived, which date is the date of this Agreement.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.

“Code” means the United States Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Combined Economic Income” means, for any period, an amount calculated on a combined basis for Credit Parties and the OZ Subsidiaries determined on the basis of economic income, in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on June 30, 2014, equal to (i) economic income for such period, less (ii) incentive income for such period, plus (iii) any amount of bonus compensation expenses during such period, in the case of this clause (iii) not to exceed an amount equal to 20% of total revenues for such period, plus (iv) interest expenses for such period, and excluding (v) any extraordinary, unusual or non-recurring gains or losses or income or expense or charge for such period.

“Combined Total Debt” means, as at any date of determination, without duplication, the aggregate stated balance sheet amount of (a) all Indebtedness of Credit Parties and the OZ Subsidiaries of the type described in clauses (i), (ii), (iii), (vi) (only to the extent the applicable letter of credit has been drawn and not reimbursed), and (vii) of the definition of Indebtedness (other than intercompany Indebtedness among any of the Credit Parties and OZ Subsidiaries) and (b) all Guarantees of Credit Parties and OZ Subsidiaries in respect of Indebtedness of the type described in clause (a) of this definition, each determined on a combined basis in accordance with GAAP; provided, however, that in any event “Combined Total Debt” shall exclude any Indebtedness of any OZ Fund that is consolidated into the Issuer or any Credit Party (but for the avoidance of doubt, shall include any Guarantee by any Credit Party or any OZ Subsidiary of any such Indebtedness of any OZ Fund described in clause (b) of this definition).

“Commitment” means the commitment of a Lender to make or otherwise fund Loans, and “Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $150,000,000.

“Commitment Fees” as defined in Section 2.08.

“Commitment Increase” as defined in Section 2.18(a).

“Commitment Letter” means the Commitment Letter, dated as of September 17, 2014, by and among Borrower, Advisors, Advisors II, Finco, JPMCB, J.P. Morgan Securities LLC and Goldman Sachs Bank USA, as amended by an Amendment to Commitment Letter, dated October 28, 2014.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.08.

“Cost Sharing Arrangement” means any cost sharing, cash contribution or offset arrangements (other than Expense Allocation Agreements) entered into by any Credit Party or OZ Subsidiary from time to time in respect of allocated costs and expenses of the Issuer or any Subsidiary of the Issuer (other than any OZ Fund or any Subsidiary thereof), provided that any expenses, fees, costs, cash contributions and other charges or amounts allocated to or payable or offset by any Credit Party or OZ Subsidiary pursuant to such arrangements shall be accounted for as expenses of such Credit Party or OZ Subsidiary.

“Credit Date” means the date of a Credit Extension, which shall be a Business Day.

“Credit Document” means (i) any of this Agreement, the Notes, if any, each Counterpart Agreement, Commitment Increase and any subordination agreement entered into pursuant to this Agreement, including any amendments, supplements, consents, joinder or waivers to the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (ii) solely for purposes of Section 3.01, Article 7, Article 8 and Section 10.03 (including the defined terms used therein), the Fee Letters.

“Credit Extension” means the making of a Loan.

“Credit Party” means Borrower and each Guarantor (including each New Advisor Guarantor).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’ and the OZ Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Debt Rating” as defined in the definition of “Applicable Margin”.

“Defaulting Lender” as defined in Section 2.19(a).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date. For the avoidance of doubt, Disqualified Equity Interests shall not include Och-Ziff Operating Group A Units, Och-Ziff Operating Group B Units, Class C Non-Equity Interests or Och-Ziff Operating Group D Units.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Economic Income Leverage Ratio” means as of the last day of any Fiscal Quarter, the ratio of (i) Combined Total Debt (net of Unrestricted Cash and Cash Equivalents) as of such day to (ii) Combined Economic Income for the four-Fiscal Quarter period ending on such day; provided that the Economic Income Leverage Ratio as of any time other than the last day of a Fiscal Quarter shall mean the Economic Income Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to such time of determination for which financial statements have been delivered pursuant to Section 5.01.

“Eligible Assignee” means, other than a natural Person, (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, no Affiliate of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding Class C Non-Equity Interests and Och-Ziff Operating Group D Units; provided that Equity Interests shall not include convertible Indebtedness prior to conversion.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Credit Party or any of the OZ Subsidiaries shall continue to be considered an ERISA Affiliate of such Credit Party or any such OZ Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party or such OZ Subsidiary and with respect to liabilities arising after such period for which such Credit Party or such OZ Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which can be reasonably expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document: (a) taxes imposed on or measured by its overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction; (c) in the case of a Non-US Lender, any withholding tax that is imposed on amounts payable to such Non-US Lender at the time such Non-US Lender becomes a party hereto (or designates a new lending office) or is attributable to such Non-US Lender’s failure or inability (other than as a result of a change in law after the date on which such Lender becomes a party to this Agreement or designates a new lending office) to comply with Section 2.16(f), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or other Credit Party with respect to such withholding tax pursuant to Section 2.16(b); and (d) any Taxes imposed by FATCA.

“Existing Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of November 15, 2011, among the Borrower, Advisors, Advisors II, the other guarantors party thereto, Goldman Sachs Lending Partners LLC, as administrative agent, the lenders party thereto from time to time and the other agents and arrangers named therein (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof).

“Expense Allocation Agreement” means one or more agreements entered into among the Issuer, Och-Ziff Corp, Och-Ziff Holding, the Borrower, Advisors, Advisors II and Finco providing for the allocation of certain expenses as described in the Issuer’s proxy statements from time to time, as the same may be amended, supplemented, modified or replaced from time to time; provided that any expenses, fees, costs and other charges allocated to or payable or offset by any Credit Party or OZ Subsidiary pursuant to such agreements shall be accounted for as expenses of such Credit Party or OZ Subsidiary.

“Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share” as defined in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date of this Agreement (or any amended or successor provisions, provided such amended or successor provisions do not place compliance or other burdens on the Lender (as determined in the reasonable judgment of the affected Lender) that are materially more onerous than the provisions in effect on the date of this Agreement) and any Treasury Regulations or other guidance promulgated thereunder.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letters” means (i) the arrangement fee letter, dated as of September 17, 2014, among Borrower, Advisors, Advisors II, Finco, JPMCB and J.P. Morgan Securities LLC, (ii) the arrangement fee letter, dated as of September 17, 2014, among Borrower, Advisors, Advisors II, Finco and Goldman Sachs Bank USA, and (iii) the administration fee letter, dated as of September 17, 2014, among Borrower, Advisors, Advisors II, Finco and the Administrative Agent, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower (or of Borrower’s general partner or equivalent) that (i) such financial statements have been prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Section 5.01(a), normal year-end audit adjustments and the absence of footnotes) and (ii) such financial statements fairly present, in all material respects, the financial condition of the Issuer and its consolidated subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Finco” as defined in the preamble hereto.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Credit Parties and the OZ Subsidiaries, or the Issuer and its consolidated subsidiaries, as the case may be, each ending on December 31 of each calendar year; provided the fiscal year of Och-Ziff India Private Limited and Och-Ziff Real Estate India Private Limited may end on March 31 of each calendar year; provided, further, that a newly acquired Subsidiary may end its fiscal year on a date other than December 31 of each calendar year. For purposes of this Agreement and any other Credit Documents, references to “Fiscal Year” shall refer to the fiscal year of the Credit Parties unless the context requires otherwise or unless otherwise specified.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Funding Guarantors” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-l.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means (i) Advisors, (ii) Advisors II, (iii) Finco, and (iv) each other Person that becomes a party to this Agreement, or a Guarantor, pursuant to Section 5.08.

“Guaranty” means the guaranty of each Guarantor set forth in Article 7.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Issuer and its consolidated subsidiaries for the Fiscal Year ended December 31, 2013 consisting of consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows for such Fiscal Year, and (ii) the unaudited financial statements of the Issuer and its consolidated subsidiaries as at September 30, 2014, consisting of a consolidated balance sheet and the related consolidated statements of operations and cash flows for the nine-month period ending on such date, that fairly present, in all material respects, the financial condition of the Issuer and its consolidated subsidiaries as at the date indicated and the results of their operations and their cash flows for the period indicated, subject to changes resulting from audit and normal year-end adjustments.

“Increase Effective Date” means the effective date of any Commitment Increase pursuant to Section 2.18.

“Increased-Cost Lenders” as defined in Section 2.19(a).

“Increasing Lender” as defined in Section 2.18(a).

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of Capital Lease Obligations that are properly classified as a liability on a balance sheet in conformity with the accounting principles used in the preparation of the Historical Financial Statements; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than (a) trade account payables in the ordinary course of business, (b) earn-out obligations payable in Equity Interests (other than Equity Interests of OZ Subsidiaries or their respective Subsidiaries), (c) any earn-out obligation (other than earn-out obligations covered under subclause (b) above) if not paid after becoming due and payable, and (d) obligations with respect to deferred compensation); (v) all indebtedness (excluding prepaid interest thereon) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) all reimbursement obligations arising under any letter of credit; (vii) Disqualified Equity Interests, (viii) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate

Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for purposes of calculating the Economic Income Leverage Ratio; and (ix) all Guarantees of such Person in respect of any of the foregoing. Notwithstanding anything to the contrary herein, the following shall not constitute Indebtedness: Class C Non-Equity Interests, Och-Ziff Operating Group D Units and all obligations of any Credit Party or OZ Subsidiary arising under or with respect to the Expense Allocation Agreement and any Cost Sharing Arrangement.

The amount of Indebtedness of any Person for purposes of clause (v) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement, or the other Credit Documents or the transactions contemplated hereby or thereby (including the execution and delivery of any Credit Document, the performance by the parties hereto or thereto, the Lenders’ agreement to make Credit Extensions, or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or upon the enforcement of the Guaranty)) or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Credit Party, any OZ Subsidiary or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that Indemnified Liabilities with respect to legal fees, disbursements and expenses shall be limited to the fees of one counsel and, if necessary, of a single firm of local counsel in each relevant jurisdiction, and, in the case of an actual or reasonably perceived conflict of interest (where the Indemnitee affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel with Borrower’s prior written consent (not to be unreasonably withheld or delayed)), one additional counsel to each similarly affected group of Indemnitees and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” as defined in Section 10.03(a).

“Indenture” means the Indenture, dated as of November 20, 2014, by and among Finco, as issuer, the Borrower, Advisors and Advisors II, as guarantors, any additional guarantors party thereto from time to time, and Wilmington Trust, National Association, as the trustee, as supplemented by the First Supplemental Indenture, dated as of November 20, 2014, as amended, restated, supplemented or otherwise modified from time to time.

“Initial Loans” as defined in Section 2.18(b).

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, three or six months (or nine or twelve months with the consent of each Lender), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Credit Parties’ and the OZ Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of a Credit Party or any OZ Subsidiary.

“Issuer” means Och-Ziff Capital Management Group LLC.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMCB” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or Accession Agreement.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse change with respect to (i) the operations, business, properties, liabilities (actual or contingent) or financial condition of the Credit Parties and the OZ Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its payment Obligations hereunder; or (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party.

“Material Subsidiary” means any OZ Subsidiary or group of OZ Subsidiaries that, individually or in the aggregate, at any time of determination, have or account for (a) assets with a value equal to or greater than 5% of the total value of the aggregate assets of all Credit Parties and OZ Subsidiaries, taken as a whole, as at the last day of the Fiscal Quarter ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered, or (b) Combined Economic Income of equal to or greater than 5% of the Combined Economic Income of all of the Credit Parties and the OZ Subsidiaries, taken as a whole, for the most recent four consecutive Fiscal Quarter period of the Credit Parties ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered; provided that neither 57 AVIATION SERVICES, LLC nor any New Aviation Subsidiary shall be a Material Subsidiary.

“Maturity Date” means the earlier of (i) November 20, 2019 and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“ML Fund” means the Merrill Lynch Investment Solutions – Och-Ziff European Multi-Strategy UCITS Fund.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“New Advisor” means any direct Subsidiary of Issuer, Och-Ziff Holding or Och-Ziff Corp (other than Borrower, Advisors, Advisors II, Finco, any OZ Fund or any of their respective Subsidiaries), of which 100% of the shares of Voting Stock of such Subsidiary is at the time directly owned, or the management of which is otherwise 100% directly controlled, by (or of which the general partner or equivalent is) any or all of Issuer, Och-Ziff Holding and Och-Ziff Corp, and such Subsidiary is engaged in substantially the same business and earns fees or other compensation on substantially the same basis as Borrower, Advisors or Advisors II.

“New Advisor Guarantor” means any Guarantor that is a New Advisor, other than Advisors, Advisors II and Finco.

“New Advisor Subsidiary” means any Subsidiary of any New Advisor that is not a New Advisor Guarantor, other than an OZ Fund or any of its Subsidiaries.

“New Aviation Subsidiary” as defined in Section 6.01(p).

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Consenting Lender” as defined in Section 2.19(a).

“Non-US Lender” as defined in Section 2.16(e)(i).

“Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, whether direct or indirect, absolute or contingent, primary or secondary, fixed or otherwise, including obligations now or hereafter from time to time owed to Administrative Agent, the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Obligee Guarantor” as defined in Section 7.07.

“Och-Ziff Corp” means Och-Ziff Holding Corporation, a Delaware corporation.

“Och-Ziff Holding” means Och-Ziff Holding LLC, a Delaware limited liability company.

“Och-Ziff Operating Group” shall have the meaning ascribed thereto from time to time in the public filings made by the Issuer with the SEC

“Och-Ziff Operating Group A Unit” means a Class A operating group unit in Borrower, Advisors or Advisors II, and any comparable unit designated as a Class A operating group unit for any New Advisor Guarantor.

“Och-Ziff Operating Group B Unit” means a Class B operating group unit in Borrower, Advisors or Advisors II, and any comparable unit designated as a Class B operating group unit for any New Advisor Guarantor.

“Och-Ziff Operating Group D Unit” means a Class D operating group unit in Borrower, Advisors or Advisors II, and any comparable unit designated as a Class D operating group unit for any New Advisor Guarantor.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document, Taxes imposed as a result of a present or former connection between such party and the jurisdiction imposing such Taxes (other than connections arising from such party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except for any such Taxes that are Other Connection Taxes with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“OZ Fund” means (a) each multi-strategy fund, credit fund, equity fund, hedge fund, real estate fund, collateralized loan obligation, managed accounts, investment fund, real estate investment trust, business development company, private equity fund, registered investment company, open- or closed-end fund, investment trust, undertaking for collective investment in transferable securities, any other investment vehicle, in each case that primarily makes investments similar to those made by investment funds and whose primary purpose is not to operate as a funding or financing vehicle for the Issuer, a Credit Party or an OZ Subsidiary, and (b) any subsidiary or portfolio company of any of the foregoing set forth in clause (a), in each case of clauses (a) and (b), managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by a Credit Party or any of their respective Subsidiaries or Affiliates or any of its or their investment advisors.

“OZ Subsidiary” means any Subsidiary of a Credit Party (whether or not such Subsidiary is also a Credit Party itself) other than an OZ Fund or any of its Subsidiaries.

“Participant Register” as defined in Section 10.06(g)(i).

“PATRIOT Act” as defined in Section 3.01(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Currency” means Japanese Yen, Euro, Hong Kong Dollar, Swiss Franc, and UK Sterling.

“Permitted Holders” means (i) Daniel Och, (ii) any other individual who is an executive managing director of the general partners of Borrower, Advisors or Advisors II, or the equivalent officer positions and has been appointed as such in the ordinary course of business as of any date of determination (“EMDs”), (iii) any individual who formerly served as an EMD, (iv) the spouse (including a surviving spouse) and immediate family members of any Permitted Holder, (v) the estate and lawful heirs of any Permitted Holder, and (vi) the beneficial trusts, family partnerships, foundations, family limited liability companies or other vehicles established for estate planning or charitable purposes of any of the foregoing, provided that the investment decisions relating to any Equity Interests of Borrower, Advisors, Advisors II or any New Advisor Guarantor held by such trusts or other entities are controlled directly or indirectly by one or more of the persons specified in the foregoing clauses (i) through (v).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.01(i).

“Prime Rate” means the rate of interest per annum as announced from time to time by Administrative Agent as its prime rate in effect at its principal office in New York City.

The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Pro Forma Basis” means, subject to and in accordance with the pro forma measurement principals set forth in Section 1.03, as of any date, with respect to any determination of any financial covenant, Economic Income Leverage Ratio or any other test or condition hereunder that is required to be calculated on a Pro Forma Basis shall give effect to any acquisition or asset sale or incurrence, retirement or repayment of Indebtedness as through such event occurred as of the first day of the applicable period of measurement with respect to any test, ratio or covenant for which such calculation is being made.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Commitment of that Lender by (b) the aggregate Commitments of all Lenders; provided that from and after the time that the Commitments have been terminated or reduced to zero, the Pro Rata Share shall mean the percentage obtained by dividing (a) the aggregate outstanding principal amount of the Loans made by that Lender, by (b) the aggregate outstanding principal amount of all Loans.

“Rating Agency” means S&P or Fitch.

“Reconciliation Statement” as defined in Section 5.01(d).

“Register” as defined in Section 2.04(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.02(a).

“Replacement Lender” as defined in Section 2.19(a).

“Requisite Lenders” means, subject to Section 2.19(b)(ii), at any time, one or more Lenders that are not Defaulting Lenders having or holding Exposure and unused Commitment representing more than 50% of the aggregate Exposure and unused Commitments of all Lenders that are not Defaulting Lenders at such time.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) to the extent that conducting transactions with such Persons is prohibited for any party hereto or any Person participating in the Loans (whether as Lender, Borrower or otherwise) under the laws of the United States, the United Nations Security Council, the European Union, and any European Union member state or the United Kingdom.

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Specified Equity Contribution” as defined in Section 8.02(a).

“Subject Quarter” as defined in Section 8.02(b).

“Subject Transaction” as defined in Section 1.03.

“Subsequent Periods” as defined in Section 8.02(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier to occur of (i) the date the Commitments are permanently reduced to zero pursuant to Section 2.10(b), and (ii) the date of termination of the Commitments pursuant to Section 8.01.

“Terminated Lender” as defined in Section 2.19(a).

“Type” when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.16(e)(i).

“Unrestricted Cash and Cash Equivalents” means all Cash and Cash Equivalents not restricted as described in SEC Regulation S-X Rule 7-03(a)(2).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“754 Election” as defined in Section 6.03(a).

Section 1.02 Accounting Terms. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Financial statements and other information required to be delivered by Borrower to Administrative Agent pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Sections 5.01(a), normal year-end audit adjustments and the absence of footnotes) (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions, covenants and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower, any other Credit Party or any Subsidiary thereof at “fair value”, as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP after that Closing Date that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease on the Closing Date to be recharacterized as a Capital Lease or Capital Lease Obligations.

(b) Notwithstanding any provision to the contrary contained in this Agreement or any other Credit Document or certificate or other document delivered to the Administrative Agent or any Lender, in the event that the Issuer and its consolidated subsidiaries effect a restatement of their financial statements previously provided hereunder and such restated financial statements do not indicate a material adverse change in the creditworthiness of the Credit Parties, taken as a whole, from that indicated by such previously provided financial statements to which the restatement relates, then such restatement shall not be deemed to constitute a breach of any representation or warranty under any Credit Document or any other document delivered pursuant hereto or thereto or in connection herewith or therewith, or provide the basis for a Default or an Event of Default hereunder or under any other Credit Document; provided that if any such restatement affects in any material respect the calculation of Combined Total Debt or Combined Economic Income, then the provisions of paragraph (a) of this Section will apply as if such restatement resulted from a change in GAAP or in the application thereof, and at the request of the Borrower or the Requisite Lenders, the relevant provisions of this Agreement will be renegotiated by the Borrower and the Lenders (acting via a majority) to give effect to the intent of this Agreement as in effect prior to such restatement.

Section 1.03 Subject Transactions. With respect to any period during which an acquisition, asset sale or the incurrence, retirement or repayment of Indebtedness has occurred (each, a “Subject Transaction”), for purposes of determining the Economic Income Leverage Ratio, Combined Total Debt and Combined Economic Income shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are reasonable identifiable and supportable and are expected to be realized, in each case determined in good faith by or under the direction of the chief financial officer of Borrower (or of Borrower’s general partner or equivalent), which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Borrower (or of Borrower’s general partner or equivalent)) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Credit Parties and the OZ Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 1.04 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include “sub-lease” and “sub-license,” as applicable. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” hereof,” “hereto,” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause of in this Agreement.

Article 2

LOANS

Section 2.01 Loans.

(a) Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, during the Availability Period, Loans in Dollars to Borrower from time to time in an aggregate amount that will not result in (i) such Lender’s Exposure exceeding such Lender’s Commitment or (ii) the total Exposures of all Lenders exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans. All amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date. Each Lender’s Commitment shall terminate immediately and without further action on the earlier of the Maturity Date and the Termination Date.

(b) Borrowing Mechanics for Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed and irrevocable Funding Notice no later than 12:00 noon (New York City time), three Business Days prior to the applicable Credit Date in the case of Eurodollar Rate Loans and no later than 12:00 noon (New York City time), on the proposed Credit Date in the case of Base Rate Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Loan available to Administrative Agent not later than (A) in the case of Base Rate Loans, 2:00 p.m. (New York City time) on the applicable Credit Date and (B) in the case of Eurodollar Rate Loans, 12:00 noon (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower designated by Borrower in the applicable Funding Notice or to such other account as may be designated in writing to Administrative Agent by Borrower.

(iii) Each borrowing shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that a borrowing of Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

Section 2.02 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.02(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03 Use of Proceeds. The proceeds of the Loans shall be used by the Credit Parties and the OZ Subsidiaries for working capital and general corporate purposes. No part of the proceeds of any Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any provision of Regulation T, Regulation U or Regulation X of the Board of Governors.

Section 2.04 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates JPMCB to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.04, and Borrower hereby agrees that, to the extent JPMCB serves in such capacity, JPMCB and its officers, directors, employees, agents, sub-agents and affiliates acting in such capacity shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

Section 2.05 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) in the case of a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) Subject to Section 2.14, the basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Eurodollar Rate Loan with an Interest Period of one (1) month.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. So long as no Default or Event of Default shall have occurred and be continuing, in the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Base Rate Loan) will be automatically converted into a Eurodollar Rate Loan on the date designated for such borrowing or such conversion or continuation in such Funding Notice or Conversion/Continuation Notice (or if outstanding as a Eurodollar Rate Loan will remain as, or (if not then outstanding) will be made as) a Eurodollar Rate Loan with an Interest Period of one (1) month. In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.05(a) shall be computed (i) in the case of Base Rate Loans that are subject to the Base Rate based on the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of other Loans (including the) Eurodollar Rate Loans), on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity of the Loans, including final maturity of the Loans and termination of the Commitments; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

Section 2.06 Conversion/Continuation.

(a) Subject to Section 2.14 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type to another Type; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.14 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 noon (New York City time) on the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof to be confirmed in writing) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. Any conversion/continuation date shall be a Business Day.

Section 2.07 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), any overdue amounts shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.08 Fees. Borrower agrees to pay to Lenders commitment fees (“Commitment Fees”) in an amount computed on a daily basis equal to (1) the daily difference between (A) the total Commitments then in effect and (B) the aggregate principal amount of all outstanding Loans, times (2) the Commitment Fee Rate then in effect as shown in the definition of Applicable Margin. All Commitment Fees referred to in this Section 2.08 (a) shall accrue during the Availability Period and be paid to Administrative Agent at its Principal Office and, upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof, and (b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December, as applicable, after the Closing Date, and on the earlier of the Maturity Date and the Termination Date.

Section 2.09 Scheduled Payments. Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Lenders the outstanding principal amount of the Loans on the Maturity Date.

Section 2.10 Voluntary Prepayments; Reduction of Commitment.

(a) Subject to Section 2.14(c), at any time and from time to time:

(i) with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding; and

(ii) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding.

(iii) All such prepayments under this clause (a) shall be made:

(iv) (i) upon prior written or telephonic notice in the case of Base Rate Loans delivered to Administrative Agent no later than the time required below on the proposed prepayment date, which shall be a Business Day; and

(v) (ii) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for the Loans by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that Borrower may condition such notice on the occurrence of a specified asset sale, acquisition, refinancing or other event and, if such event shall not have occurred, Borrower may rescind such notice and the principal amount of the Loans specified in such notice shall not become due and payable on such prepayment date. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(b) Voluntary Commitment Reductions.

(i) Borrower may, in its sole discretion, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender and which notice shall be irrevocable (subject to clause (ii) below)), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments; provided that (A) any such partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and (B) Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10(a), the total Exposures would exceed the total Commitments.

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share thereof; provided that Borrower may condition the notice delivered pursuant to this Section 2.10(b) on the occurrence of a specified asset sale, acquisition, refinancing or other event and, if such event shall not have occurred, Borrower may rescind such notice and the termination or reduction of the Commitments specified in such notice shall not become effective on such specified effective date.

Section 2.11 Application of Prepayments.

(a) Application of Prepayments of Loans. Subject to Section 2.12, any prepayment of any Loan pursuant to Section 2.10(a) shall be applied on a pro rata basis to reduce the remaining outstanding principal amounts of the Loans.

(b) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.14(c).

Section 2.12 General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal then due hereunder, each in the manner set forth in this Section 2.12.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if (A) any Conversion/Continuation Notice is withdrawn as to any Affected Lender, (B) any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, or (C) any Lender becomes a Defaulting Lender pursuant to clause (i) or (ii) of the definition thereof, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the proviso set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.07 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations shall be applied as follows:

first, to the payment of all amounts for which Administrative Agent is entitled to reimbursement or indemnification hereunder (in its capacity as Administrative Agent and not as a Lender) and all advances made by Administrative Agent hereunder for the account of the Borrower or any Guarantor, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy hereunder, all in accordance with the terms hereof;

second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and

third, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 2.13 Ratable Sharing. Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other

Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.13 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 2.14 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate”, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as or converted to Eurodollar Rate Loans, and the Loans shall be made as or converted to Base Rate Loans on the first day of the Interest Period immediately following such Interest Rate Determination Date, in each case until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by email, facsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender’s) obligation to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind the Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by email, facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits (including, without duplication, any loss of the Applicable Margin on the relevant Loans)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of (for the avoidance of doubt, including without limitation any deemed prepayment or payment in connection with any Commitment Increase), or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. A certificate of such Lender setting forth in reasonable detail the calculation of the amount or amounts payable under this Section 2.14(c) shall be delivered to Borrower and shall be conclusive absent manifest error, and such amount or amounts shall be payable within ten (10) days after Borrower’s receipt of such certificate.

(d) Booking of Eurodollar Rate Loans. Subject to Section 2.17, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

Section 2.15 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax covered by Section 2.16(b) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(a), no Lender shall demand compensation pursuant to this Section 2.15(a) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to Borrower and which are subject to similar provisions.

(b) Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has had the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity requirements), then from time to time, within 15 days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(b), no Lender shall demand compensation pursuant to this Section 2.15(b) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to Borrower and which are subject to similar provisions.

(c) Notwithstanding anything in this Section 2.15 to the contrary, Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the change in law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Taxes; Withholding.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay or cause to be paid any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) if such Tax is an Indemnified Tax, the sum payable by the relevant Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsections (a) and (b) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify Administrative Agent and each Lender for any Indemnified Taxes paid or payable by Administrative Agent or such Lender in connection with this Agreement (including amounts payable under this Section 2.16) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(d) shall be paid within 10 days after Administrative Agent or Lender as the case may be delivers to the Borrower a certificate stating the amount of any such Tax so paid or payable. Any Lender who delivers such a certificate to the Borrower shall deliver a copy thereof to Administrative Agent. The certificate delivered to the Borrower shall be conclusive of the amount so paid or payable absent manifest error.

(e) Evidence of Exemption From U.S. Withholding Tax.

(i) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (x) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by Borrower or Administrative Agent to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code and is claiming the “portfolio interest exemption”, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.16(e) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of

Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI and/or W-8IMY (or, in each case, any successor forms), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.16(b)(iii) if such Lender shall have failed to deliver the forms, certificates or other evidence referred to in the first sentence of this Section 2.16(e)(i); provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.16(e) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.16(e) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.16 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(ii) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower and Administrative Agent to comply with its obligations under FATCA, to determine that such Administrative Agent or Lender, as applicable, has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

(f) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent for any Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Credit Document (but in the case of Indemnified Taxes, only to the extent that the Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(f) shall be paid within 10 days after Administrative Agent delivers to the applicable Lender a certificate stating the amount of any such Tax so paid or payable by Administrative Agent. The certificate delivered to the Lender shall be conclusive of the amount so paid or payable absent manifest error.

(g) Treatment of Certain Refunds. If Administrative Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes with respect to which any Credit Party has paid additional amounts pursuant to Section 2.16(b) from the Governmental Authority to which such tax was paid, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of additional amounts paid by such Credit Party with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or OZ Subsidiary.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive any assignment of rights by or replacement of any Lender or Administrative Agent, and the repayment, satisfaction or discharge of all other obligations under this Agreement.

Section 2.17 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14, 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in this Section 2.17 (a) and (b) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.18 Increase of Commitments.

(a) The Borrower may from time to time after the Closing Date, by written notice to Administrative Agent (which shall be provided four (4) Business Days prior to the Increase Effective Date or within such shorter period of time as Administrative Agent may agree), executed by the Borrower and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender (acting in its sole discretion), cause new Commitments to be extended by the Increasing Lenders or cause the existing Commitments of the Increasing Lenders to be increased (any such extension or increase being called a “Commitment Increase”), in an amount set forth in such notice; provided, that (i) the aggregate amount of the Commitment Increases becoming effective on any single date shall be at least the lesser of (A) $25,000,000 (or such lesser amount consented to by Administrative Agent) and (B) the result of $75,000,000 minus the aggregate amount of all Commitment Increases effected since the Closing Date pursuant to this Section 2.18, (ii) after giving effect to the requested increase, the aggregate amount of all increases in the Commitments following the Closing Date pursuant to this Section 2.18 shall not exceed $75,000,000, and (iii) each Increasing Lender, if not already a Lender hereunder, (A) shall be subject to the approval of Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), (B) shall complete an Administrative Questionnaire and provide to Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Increasing Lender may be required to deliver pursuant to Section 2.16(e), and (C) shall become a party hereto by completing and delivering to Administrative Agent, not later than 11:00 a.m., New York City time, on the Increase Effective Date, a duly executed accession agreement in a form reasonably satisfactory to Administrative Agent and the Borrower (an “Accession Agreement”). Each Commitment Increase shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (x) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded to, and shall be subject to all obligations of, a Lender hereunder and (y) Appendix A shall be deemed to have been amended to reflect the Commitments of such Increasing Lender as provided in such Accession Agreement. Upon the effectiveness of any Commitment Increase with respect to a Lender already a party hereto, Appendix A shall be deemed to have been amended to reflect the increased Commitment of such Lender. For the avoidance of doubt, no Lender may be made an Increasing Lender without its consent.

(b) On the Increase Effective Date, which shall not be less than 30 days prior to the Maturity Date (without regard to clause (ii) of such definition), the Borrower shall (i) prepay the outstanding Loans (if any) (the “Initial Loans”) in full, (ii) simultaneously borrow new Loans hereunder in an amount equal to, and in the same Type as, such prepayment (in the case of Eurodollar Rate Loans, with Adjusted Eurodollar Rates equal to the outstanding Adjusted Eurodollar Rates and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s); provided that with respect to subclauses (i) and (ii), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders and the Increasing Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of each Type are held ratably by the Lenders in accordance with the respective Commitments of such Lenders (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 2.14(c) as a result of any such prepayment. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Loans of each Type so that such interests are held ratably in accordance with their Commitments as so increased.

(c) Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) shall become effective under this Section 2.18(c) unless, on the date of such increase, the conditions set forth in Section 3.02(a)(ii) and (iii) shall be satisfied (with all references in such paragraphs to a Loan being deemed to be references to such increase) and Administrative Agent shall have received, not later than 11:00 a.m., New York City time, on the Increase Effective Date, a certificate to that effect dated such date and executed by the chief financial officer of each Credit Party (or, in the case of Finco, treasurer of Finco).

Section 2.19 Removal or Replacement of a Lender.

(a) Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; or (c) for any reason any Lender shall have (i) failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (ii) otherwise failed to pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (iii) been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding (each a “Defaulting Lender”; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or such instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender), then, with respect to each such Increased-Cost Lender, Non-Consenting Lender or Defaulting Lender (the “Terminated Lender”), Borrower may by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause, at its sole expense and effort, such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and Borrower shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender;

(2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.15 or 2.16; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

(b) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Commitment Fees pursuant to Section 2.08 shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender; and

(ii) The Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.05), provided that this clause (b)(ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of (i) all Lenders or (ii) each Lender affected thereby (and such Defaulting Lender, if affected thereby).

Article 3

CONDITIONS PRECEDENT

Section 3.01 Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party and each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document (provided that only redacted copies or forms of any amendments, joinders or supplements to such documents shall be required to be delivered under this Section 3.01(b) (and certain other documents, such as confidential separation and similar agreements, shall not be required to be delivered) so long as the unredacted versions of such definitive documents do not otherwise amend, supplement or modify the Organizational Documents in a manner materially adverse to the Lenders) executed and delivered by each Credit Party (or officers of such Credit Party’s general partner or equivalent), as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person (or officers of such Person’s general partner or equivalent) executing the Credit Documents to which it is a party; (iii) to the extent applicable, resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an Authorized Officer (or officers of such Person’s general partner or equivalent) as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c) Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date.

(d) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the execution, delivery and performance of the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent.

(e) Financial Statements. Administrative Agent shall have received from Borrower the Historical Financial Statements.

(f) Opinions of Counsel. Administrative Agent and its counsel shall have received a copy of the favorable written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Credit Parties, dated as of the Closing Date in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(g) Events of Default; Default. No event shall have occurred and be continuing or would result from the consummation of the transactions and borrowing contemplated hereby that would constitute an Event of Default or a Default.

(h) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(i) PATRIOT Act. Administrative Agent and the Lenders shall have received all documentation and other information requested in writing by Administrative Agent and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

(j) Absence of Material Adverse Change. Since December 31, 2013, there shall have not occurred any Material Adverse Effect.

(k) Existing Credit Agreement. Payment in full of all loans and obligations outstanding under the Existing Credit Agreement (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) and termination of the Existing Credit Agreement on terms reasonably satisfactory to Administrative Agent.

(l) Payment of Fees and Expenses. The expenses of Administrative Agent (including the reasonable, documented fees and expenses of its attorneys) arising in connection with the transactions contemplated by the Credit Documents for which invoices have been presented to Borrower at least one Business Day prior to the Closing Date shall have been paid. In addition to the foregoing, on or prior to the Closing Date, the Administrative Agent and Lenders shall have received all fees described in the Fee Letters that are due and payable and required to be paid thereto on the Closing Date.

Section 3.02 Further Conditions to All Loans.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date on or after the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed notice (or telephonic notice) in accordance with Section 2.01(b) and Section 3.03;

(ii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date; and

(iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Section 3.03 Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation; provided each such notice shall be promptly confirmed in writing. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

Article 4

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Credit Extensions to be made thereby, the Credit Parties each represent and warrant to each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Credit Documents):

Section 4.01 Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties and the OZ Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (or, only where applicable, the equivalent status in such jurisdiction of organization), except (other than with respect to any Credit Party) as would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own and operate its properties, to carry on its business, except as would not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

Section 4.02 Equity Interests and Ownership. As of the Closing Date, the Equity Interests of each Credit Party and each of their Subsidiaries have been duly and validly authorized and issued, and in the case of entities that are organized as corporations, are fully paid and non-assessable, and in the case of entities that are organized as limited liability companies, no Credit Party or OZ Subsidiary is liable to such entity to make any additional capital contributions with respect to its equity interest in such entity (except as otherwise required by the Delaware Limited Liability Company Act), and, in the case of entities organized as partnerships, all of the interests in each such entity have been duly and validly created. As of the Closing Date, after giving effect to the payment of all loans and obligations outstanding under the Existing Credit Agreement in accordance with Section 3.01(k), all Equity Interests of Subsidiaries of any Credit Party are owned directly or indirectly by one or more Credit Parties, free and clear of any lien, charge, encumbrance, security interest, or other claim of any third party.

Section 4.03 Due Authorization. Each of the Credit Parties has all requisite power and authority to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04 No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to such Credit Party or any OZ Subsidiary, (ii) any of the Organizational Documents of such Credit Party, (iii) any of the Organizational Documents of any OZ Subsidiary, or (iv) any order, judgment or decree of any court or other agency of government binding such Credit Party or any OZ Subsidiary, in each case of clauses (i), (iii) and (iv), except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of such Credit Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party that would not be permitted hereunder; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Credit Party or any of their respective OZ Subsidiaries, except for such approvals or consents which have been duly obtained, taken, given or made and are in full force and effect and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

Section 4.05 Governmental Consents. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) registrations, consents, approvals, notices and other actions which have been duly obtained, taken, given or made and are in full force and effect and (b) those registrations, consents, approvals, notices and other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 4.06 Binding Obligation. Each Credit Document has been duly executed and delivered by each of the Credit Parties that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law).

Section 4.07 Historical Financial Statements. The Historical Financial Statements fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, none of the Credit Parties nor any of the OZ Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto other than (a) the liabilities reflected on Schedule 4.07, (b) obligations arising under this Agreement, the other Credit Documents, the Indenture and the Bonds, and (c) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.08 No Material Adverse Effect. From December 31, 2013 to the Closing Date, no Material Adverse Effect has occurred.

Section 4.09 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. None of the Credit Parties nor any OZ Subsidiary, to such Credit Party’s knowledge, is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

Section 4.10 Payment of Taxes. Except as otherwise permitted under Section 5.03, as set forth on Schedule 4.10 or as would not reasonably be expected to have a Material Adverse Effect, all tax returns and reports of any Credit Party or OZ Subsidiary required to be filed by any of them have been timely filed, and all taxes due and payable by any Credit Party and all assessments, fees and other governmental charges upon any Credit Party or OZ Subsidiary and upon their respective properties, assets, income and businesses which are due and payable have been timely paid, other than those which are being contested by such Credit Party or OZ Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.11 Title to Properties. Each of the Credit Parties and the OZ Subsidiaries has (i) good title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property), and (iv) good title to (in the case of all other personal property), all of its respective properties and assets necessary in the ordinary conduct of its business, in each case except for assets disposed of since the date of the most recent financial statements delivered pursuant to Section 5.01 in the ordinary course of business or as otherwise permitted under Section 6.05 and except where the failure to have such title, rights or other interest would not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens except for minor defects in title that do not materially interfere with any Credit Party’s or any OZ Subsidiary’s ability to conduct its business or to utilize such assets for their intended purposes.

Section 4.12 No Defaults. None of the Credit Parties nor any of the OZ Subsidiaries is in default under any of its material Contractual Obligations that would reasonably be expected to have a Material Adverse Effect.

Section 4.13 Investment Company Act. None of the Credit Parties is subject to regulation under the Investment Company Act of 1940. None of the Credit Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.14 Use of Proceeds; Anti-Corruption Laws. The Credit Parties and the OZ Subsidiaries will use the proceeds of the Loans solely for purposes and in the manner permitted under Section 2.03. The Borrower will not request any Loan, and the Credit Parties and the OZ Subsidiaries shall not use, and shall procure representations that their respective OZ Subsidiaries and respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent it would result in a violation of any Sanctions applicable to and by any party hereto, or (C) in any other manner that would result in the violation of any Sanctions applicable to and by any party hereto.

Section 4.15 Employee Benefit Plans. In each case, except as would not reasonably be expect to have a Material Adverse Effect, (i) each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material aspects with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material aspects all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, or such Employee Benefit Plan is entitled to reliance on the opinion letter issued to the prototype sponsor by the Internal Revenue Service, (iii) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Credit Parties or any of the OZ Subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, (v) except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Credit Parties or any of the OZ Subsidiaries or any of their respective ERISA Affiliates, (vi) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Credit Party or OZ Subsidiary or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, and (vii) each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates has complied in all material aspects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.16 Compliance with Statutes, etc. Each of the Credit Parties and the OZ Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except in such instances in which (a) such statute, regulation, order or restriction is being contested in good faith by appropriate proceedings diligently conducted or (b) non-compliance therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.17 Disclosure. No reports, certificates or written statements (other than information of a general economic or general industry nature) furnished to Administrative Agent or any Lender by or on behalf of any Credit Party or OZ Subsidiary for use in connection with the transactions contemplated hereby (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state a material fact (known to Borrower, Advisors, Advisors II or any New Advisor Guarantor, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that, with respect to any projections and pro forma financial information contained in such materials, the Borrower represents only that such information is based upon good faith estimates and assumptions believed by Borrower, Advisors, Advisors II or any New Advisor Guarantor to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 4.18 Anti-Corruption Laws and Sanctions. Each of the Credit Parties and the OZ Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party or OZ Subsidiary (as the case may be), its Subsidiaries (other than the ML Fund) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each of the Credit Parties and the OZ Subsidiaries and their respective officers and, to the knowledge of any of the Credit Parties and the OZ Subsidiaries, their respective employees and directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Credit Parties or any OZ Subsidiaries or any of their respective directors or officers, or (b) to the knowledge of any of the Credit Parties and the OZ Subsidiaries, any of their respective employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

Article 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), each Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Article 5.

Section 5.01 Financial Statements and Other Reports. Borrower will deliver to Administrative Agent, for further distribution to the Lenders:

(a) Quarterly Financial Statements. Within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending on March 31, 2015 (i) the consolidated balance sheet of Issuer and its consolidated subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of Issuer and its consolidated subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, and (ii) a Financial Officer Certification with respect to such consolidated financial statements; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-Q for such fiscal quarter shall satisfy the requirements of this clause (i) of this Section 5.01(a), so long as such Form 10-Q is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(b) Annual Financial Statements. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Issuer and its consolidated subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, shareholders’ equity and cash flows of Issuer and its consolidated subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, (ii) a Financial Officer Certification with respect to such consolidated financial statements; and (iii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Issuer, and reasonably satisfactory to Administrative Agent, which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of Issuer as at the dates indicated and the results of its operations and its cash flows for the periods indicated; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-K for such fiscal year shall satisfy the requirements of clause (i) of this Section 5.01(b), so long as such Form 10-K is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(c) Compliance Certificate. No later than five days after delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b), a completed Compliance Certificate duly executed by the chief financial officer of the Issuer;

(d) Statements of Reconciliation.

(i) If, as a result of any change in accounting principles and policies from those used in the preparation of financial statements of the Issuer, the consolidated financial statements of Issuer delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to “Economic Income” that would have otherwise been presented in the financial statements in form and substance satisfactory to Administrative Agent.

(ii) In addition, (i) concurrently with the delivery of the financial statements referred to in clause (a) and (b) above, a written reconciliation of such financial statements showing adjustments between combined financial statements for the Credit Parties and OZ Subsidiaries and their respective Subsidiaries, taken as a whole, and the consolidated financial statements for the Issuer and its consolidated subsidiaries, substantially in the form of Exhibit I or otherwise in form and substance reasonably acceptable to Administrative Agent and in any event sufficient to permit the calculation of the financial measurements under Article 6 (a “Reconciliation Statement”) and (ii) within 20 Business Days of the delivery of the financial statements in clause (b) above, a Reconciliation Statement, together with agreed-upon procedures from the accounting firm that performed the audit of such financial statements.

(e) Notice of Default. Promptly upon any officer of Borrower, Advisors, Advisors II or any New Advisor Guarantor obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower, Advisors, Advisors II or any New Advisor Guarantor with respect thereto; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f) Public Filings. Promptly after the same become publicly available, notice of the filing of all annual, regular, periodic and special reports, proxy or financial statements, and registration statements (including any prospectus, prospectus supplement, pricing supplement or similar document) filed by the Issuer or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Issuer to its shareholders generally, as the case may be; provided that the documents and notices required to be delivered pursuant to this clause (f) shall be deemed to have been furnished by the Borrower to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which such documents are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR);

(g) Rating Changes. Promptly after S&P or Fitch shall have announced a change in the Debt Rating, written notice of such rating change;

(h) Other Information. Such other information and data with respect to Credit Parties or any of the OZ Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(i) Certification of Public Information. Borrower, Advisors, Advisors II and any New Advisor Guarantor shall use commercially reasonable efforts to indicate in writing, concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.01, whether such document or notice contains Nonpublic Information. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Borrower, Advisors, Advisors II, any New Advisor Guarantor, their respective Subsidiaries or their respective securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Nonpublic Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Borrower, Advisors, Advisors II, any New Advisor Guarantor, their respective Subsidiaries and their respective securities.

Section 5.02 Existence. Except as otherwise permitted under Section 6.05, each Credit Party will, and will cause each of the OZ Subsidiaries to, at all times (a) preserve and keep in full force and effect its legal existence under the laws of its jurisdiction of formation, organization or incorporation and (b) take all reasonable action to maintain all rights and franchises, licenses and permits material to its business, in the case of clauses (a) (in the case of any OZ Subsidiary that is not a Credit Party) and (b) except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Payment of Taxes. Each Credit Party will, and will cause each of the OZ Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such material Tax need be paid (i) if it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefor or (ii) to the extent the failure to pay such material Tax would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Maintenance of Properties. Each Credit Party will, and will cause each of the OZ Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the operation of the business of Credit Parties and the OZ Subsidiaries, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. Borrower, Advisors, Advisors II and any New Advisor Guarantor will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance with respect to their business and properties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, except where failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Books and Records; Inspections. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of the OZ Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries shall be made of all material financial transactions and matters involving its assets and business. Each Credit Party will, and will cause each of the OZ Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of the OZ Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers (provided that an Authorized Officer of Issuer or any Credit Party shall be present during such discussions), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested in advance; provided that absent any Event of Default the Borrower shall not be required to pay the expenses related thereto more frequently than once each Fiscal Year; and provided further that during the existence of an Event of Default Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 5.06, none of the Credit Parties nor any of the OZ Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client privilege or constitutes attorney work product.

Section 5.07 Compliance with Laws. Each Credit Party will comply, and shall cause each of the OZ Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, except in such instances in which (a) such requirement of law, rule, regulation or order is being contested in good faith by appropriate proceedings diligently conducted or (b) noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party and OZ Subsidiary will maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party and OZ Subsidiary, their respective Subsidiaries (other than the ML Fund) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08 Additional Guarantors.

(a) In the event that the Issuer or any of its Subsidiaries becomes a party to, or guarantees any Indebtedness under, the Indenture or the Bonds (or extensions, renewals, replacements or refinancing thereof), Borrower shall, within 30 days after such Person becomes a party thereto or guarantor thereunder (or such longer period as Administrative Agent may agree in its discretion), (i) cause such Person to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed (to the extent applicable) and delivered, all such documents, instruments, agreements and certificates as are similar to those described in Section 3.01(b). With respect to each such Person, Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person the name and jurisdiction of organization of such Subsidiary and the date on which such Subsidiary first became a party to, or guarantor of any Indebtedness under, the Indenture or the Bonds (or extensions, renewals, replacements or refinancing thereof).

(b) The Borrower may at any time, upon not less than 10 days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its discretion), designate any OZ Subsidiary or New Advisor that is not a Credit Party as a Guarantor; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, on a Pro Forma Basis, the Economic Income Leverage Ratio shall not exceed 4.0 to 1.0, and (iii) Borrower shall cause such Person to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement, and shall take all such actions and execute and deliver, or cause to be executed (to the extent applicable) and delivered, all such documents, instruments, agreements and certificates as are similar to those described in Section 3.01(b).

Section 5.09 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

Article 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), such Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Article 6.

Section 6.01 Indebtedness. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness created hereunder (including pursuant to Section 2.18) and under the other Credit Documents;

(b) Indebtedness created under the Bonds issued on or prior to the Closing Date, and any extensions, renewals, replacements, refundings or refinancing thereof (including any Indebtedness incurred to defease or satisfy and discharge the Bonds) that do not (i) increase the outstanding principal amount (or accreted value, if applicable) of the Bonds so extended, renewed, replaced, refunded, refinanced, defeased or satisfied and discharged except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, replacement, refunding, refinancing, defeasance or substitution and discharge, or (ii) shorten the final maturity of the Bonds so extended, renewed, replaced, refunded, refinanced, defeased or satisfied and discharged;

(c) Indebtedness of any Credit Party; provided that at the time such Indebtedness is incurred, and immediately after giving effect to the incurrence thereof on a Pro Forma Basis, (i) the Economic Income Leverage Ratio shall not exceed 4.0 to 1.0; and (ii) no Default or Event of Default shall have occurred and be continuing;

(d) Indebtedness of (i) any Credit Party to any other Credit Party or any OZ Subsidiary, and (ii) any OZ Subsidiary to any Credit Party or any other OZ Subsidiary; provided that any Indebtedness owed by any Credit Party to any OZ Subsidiary that is not a Credit Party incurred pursuant to this clause (d) shall be subordinated in right of payment to the payment in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) pursuant to terms substantially in the form of Exhibit H (or such other subordination terms as may be mutually agreed between Borrower and Administrative Agent);

(e) current liabilities of the Credit Parties or the OZ Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(f) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.03;

(g) Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default;

(h) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i) Indebtedness in the form of either a direct obligation of a Credit Party or OZ Subsidiary or in the form of a guaranty by a Credit Party or OZ Subsidiary, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(j) Indebtedness incurred by a Credit Party or OZ Subsidiary arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Credit Party or OZ Subsidiary, as applicable, pursuant to such agreements, in connection with permitted acquisitions or permitted dispositions of any business or assets of a Credit Party or OZ Subsidiary;

(k) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(l) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards, and (iii) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(m) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of a Credit Party or OZ Subsidiary, as applicable;

(n) Indebtedness of any Person that becomes an OZ Subsidiary after the Closing Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (i) such Indebtedness exists at the time such Person becomes an OZ Subsidiary and is not created in contemplation of or in connection with such Person becoming an OZ Subsidiary; and (ii) such Person becoming an OZ Subsidiary is permitted under this Agreement;

(o) Indebtedness of any Credit Party or OZ Subsidiary incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(p) Indebtedness of (i) 57 Aviation Services, LLC (or any successor to such entity pursuant to any transaction permitted under Section 6.05) or any Credit Party or OZ Subsidiary permitted to be incurred from time to time under that certain Loan Agreement, dated as of February 14, 2014 (as amended, restated, supplemented or otherwise modified from time to time), between JPMorgan Chase Bank, N.A. and 57 AVIATION SERVICES, LLC and that certain Business Purpose Promissory Note, dated February 14, 2014, between JPMorgan Chase Bank, N.A. and 57 AVIATION SERVICES, LLC (such Loan Agreement and Business Purpose Promissory Note, the “Aircraft Loan”), and (ii) any additional Indebtedness of any of the foregoing entities or any other OZ Subsidiary (the “New Aviation Subsidiary”) (or any successor to such entity pursuant to any transaction permitted under Section 6.05) incurred to purchase, lease or finance one additional aircraft and other assets related thereto (including, but not limited to, engines (including spare engines), parts, and equipment for such aircraft), and, in the case of clauses (i) and (ii), any renewals, extensions, replacements, refundings or refinancings of any of the foregoing;

(q) other Indebtedness in an aggregate amount not to exceed at any time $150,000,000;

(r) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other obligations of any Credit Party or any OZ Subsidiary, in each case entered into in the ordinary course of business;

(s) Indebtedness of the Credit Parties or any OZ Subsidiaries in the nature of any contingent obligations of any Credit Party or any OZ Subsidiary (i) to issue, make or apply the proceeds of any capital calls in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective Subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such Persons or (ii) in respect of a pledge of such Credit Party’s or such OZ Subsidiary’s Equity Interests in any OZ Fund for the purpose of securing Indebtedness of such OZ Fund;

(t) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(u) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(v) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business; and

(w) guaranties by any Credit Party, or guaranties by any OZ Subsidiary of Indebtedness of any other OZ Subsidiary that is not a Credit Party, in each case with respect to Indebtedness permitted under clauses (a) through (v) of this Section 6.01.

Section 6.02 Liens. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of the OZ Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(a) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Credit Party or any OZ Subsidiary or existing on any property or asset of any Person that becomes a Credit Party or an OZ Subsidiary after the Closing Date prior to the time such Person becomes a Credit Party or an OZ Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party or an OZ Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Credit Parties or their respective Subsidiaries (other than accessions and additions thereto and proceeds and products thereof, and other than pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or OZ Subsidiary that also secured Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 6.02(a) or Section 6.02(n)), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party or an OZ Subsidiary, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof, and (iv) acquisition of such property or assets or such Person becoming a Credit Party or an OZ Subsidiary, as the case may be, is permitted under this Agreement;

(b) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted in accordance with Section 5.03;

(c) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401 (a)(29) or 430(k) of the Code or by ERISA), and deposits securing letters of credit supporting such obligations, in each case (i) for amounts not yet overdue or (ii) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(e) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Credit Party or any of the OZ Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and purported Liens evidenced by the filing of any precautionary UCC financing statement relating solely to such lease;

(g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(h) Liens solely on any cash earnest money deposits made by any Credit Party or any of the OZ Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l) Liens securing Indebtedness permitted under Section 6.01(p) on the aircraft financed thereby and on the other assets related thereto (including, but not limited to, aircraft purchase agreements, engines, spare engines, parts and equipment for any such aircraft) and the proceeds thereof and Liens on the Equity Interests of any Credit Party’s Subsidiary owning such assets to secure such Indebtedness (or a permitted guaranty thereof);

(m) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Credit Party or any of the OZ Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Credit Party or such OZ Subsidiary;

(n) Liens on property, plant and equipment of any Credit Party or any OZ Subsidiary acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (o) of Section 6.01 to finance Capital Leases and the acquisition, construction, development or improvement of such assets); provided that (i) such Liens secure Indebtedness permitted by clause (o) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such Liens shall not apply to any other property or assets of the Credit Parties or the OZ Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or OZ Subsidiary that also secures Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 6.02(n) or Section 6.02(a));

(o) Liens granted by any Credit Party or any OZ Subsidiary that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such OZ Fund on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or (ii) on the Equity Interests of any OZ Fund to secure Indebtedness of such OZ Fund (or a permitted guaranty thereof);

(p) to the extent constituting a Lien, the existence of the “equal and ratable” clause in the Indenture, the Bonds or the documents in respect of any other Indebtedness permitted to be incurred under Section 6.01, and any extensions, renewals, replacements, refundings or refinancings of the foregoing; provided that, for the avoidance of doubt, this clause (p) shall not be deemed to permit any Lien incurred pursuant to such “equal and ratable clause” unless such Lien is otherwise permitted under this Agreement without giving effect to this clause (p));

(q) pledges and deposits (i) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 6.01 or (ii) securing payments of obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(r) Liens deemed to exist in connection with repurchase agreements (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s) Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of any Credit Party or OZ Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Credit Parties and OZ Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of any Credit Party or OZ Subsidiary in the ordinary course of business;

(t) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that (i) such defeasance or satisfaction and discharge is not otherwise prohibited hereunder, and (ii) the amount of cash or Cash Equivalents subject to such Liens does not exceed the amount that is necessary to complete such defeasance or discharge;

(u) Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(v) (i) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (ii) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (i) stored value cards, and (iii) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(w) Liens on (i) insurance policies and the proceeds thereof or (ii) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 6.01(u);

(x) Liens on Margin Stock; and

(y) Liens not otherwise permitted by this Section 6.02 securing Indebtedness and other obligations of the Credit Parties or the OZ Subsidiaries in an aggregate amount not to exceed $50,000,000 at any time outstanding.

Section 6.03 Restricted Payments. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart (for a sinking or other similar fund), or agree to declare, order, pay, or make or set apart (for a sinking or other similar fund for), any sum for any Restricted Payment while any Default or Event of Default has occurred and is continuing, or would occur after giving effect to such Restricted Payment on a Pro Forma Basis and subject to Section 8.02(b); provided that:

(a) any Credit Party and any OZ Subsidiary may, for any period for which such Credit Party or OZ Subsidiary is treated as a pass-through entity for federal and state income tax purposes, make Restricted Payments in the form of distributions for the payment of taxes in an amount equal to federal and state income taxes that would be owed (including estimated taxes), as determined by Borrower, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion (it being understood that benefits arising from any election under Section 754 of the Code (a “754 Election”) may be disregarded in the determination), by any Person as a result of its direct or indirect ownership and its status as a partner or single owner (for federal and state income tax purposes) of such Credit Party or an OZ Subsidiary that is treated as a pass-through entity for federal and state income tax purposes; provided that if any Restricted Payments are made by any OZ Subsidiary pursuant to this Section 6.03(a), such Restricted Payments, together with other Restricted Payments made pursuant to this Section 6.03(a), shall not exceed the amount of Restricted Payments that would otherwise be payable if solely made by the Credit Parties pursuant to this Section 6.03(a);

(b) any Credit Party or OZ Subsidiary may make Restricted Payments (i) payable solely in the Equity Interests of such Person; (ii) in the form of Class A Shares,

Class C Non-Equity Interests or Och-Ziff Operating Group D Units; (iii) in cash made directly or indirectly from the cash proceeds of any issuances of Equity Interests of such Person or Class A Shares, other than any proceeds of any Specified Equity Contribution made pursuant to Section 8.02; provided that (x) the proceeds of any issuance of Equity Interests used to make a Restricted Payment pursuant to this clause (iii) shall be received by a Credit Party or OZ Subsidiary from a Person that is not a Credit Party or OZ Subsidiary and (y) solely in the case of any OZ Subsidiary, the issuance of any Equity Interests by such Person the proceeds of which are applied to make a Restricted Payment in accordance with this clause (iii) shall be permitted under Section 6.05(h); (iv) to any Credit Party, and (v) to any OZ Subsidiary if such Restricted Payment is made by an OZ Subsidiary that is not a Credit Party;

(c) any Credit Party or OZ Subsidiary may pay dividends on its Equity Interests within ninety (90) days of the date of the declaration thereof (or the declaration of a corresponding dividend by the Issuer), so long as such dividend would have been permitted hereunder if paid on the date of the declaration thereof (or the date that the Issuer declared a corresponding dividend);

(d) any Credit Party and any OZ Subsidiary may make dividends or distributions to pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of any Credit Party or OZ Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent), to the extent that such dividends or distributions are treated as expenses of such Credit Party or OZ Subsidiary, as the case may be, for purposes of the financial statements of the Issuer and its consolidated subsidiaries, the Reconciliation Statements and the calculation of Combined Economic Income;

(e) any Credit Party and any OZ Subsidiary may make Restricted Payments made pursuant to and in accordance with any stock option plans or other benefit plans or agreements for current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of any Credit Party or any OZ Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent);

(f) any Credit Party and any OZ Subsidiary may make Restricted Payments to pay management, advisory, consulting or termination fees, indemnities, or other fees to any managers, partners, managing members, principals, consultants, independent contractors or other advisors of any Credit Party or any OZ Subsidiary in accordance with any management or similar agreements;

(g) any Credit Party and any OZ Subsidiary may repurchase equity interests upon the exercise of stock options, warrants or other convertible or exchangeable securities if such equity interests represent a portion of the exercise, conversion or exchange price thereof;

(h) repurchases of equity interests by any Credit Party and any OZ Subsidiary deemed to occur upon the withholding of a portion of the equity interests granted or awarded to a current or former director, officer, employee, manager, partner, or managing member of such Person (or current or former director, officer, employee, manager, partner, or managing member of such Person’s general partner or equivalent), or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) to pay for the taxes payable by such Person upon such grant or award (or upon the vesting thereof);

(i) any Credit Party or OZ Subsidiary may make Restricted Payments to fund payments under the Expense Allocation Agreement or any Cost Sharing Arrangement;

(j) any Credit Party or OZ Subsidiary may make Restricted Payments to the extent they are permitted under Section 6.05 (other than Section 6.05(k)).

Section 6.04 Restrictions on OZ Subsidiary Distributions. Except as provided herein, in the other Credit Documents or in the Indenture in effect as of the Closing Date, no Credit Party shall, nor shall it permit any OZ Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any OZ Subsidiary to (a) pay dividends or make any other distributions on any of such OZ Subsidiary’s Equity Interests owned by any Credit Party or any OZ Subsidiary, (b) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (c) make loans or advances to any Credit Party or any OZ Subsidiary, or (d) transfer, lease or license any of its material property or assets to any Credit Party, in each case other than restrictions, prohibitions or conditions (i) on the transfer of limited liability company, partnership, or other equity interests, (ii) with respect to the assignment of interests in management agreements, advisory agreements, sub-advisory and similar agreements, (iii) by reason of customary provisions restricting assignments, subletting, leases, licenses or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, purchase agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of or in connection with any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement, (v) described on Schedule 6.04, and any amendments, restatements, supplements, extensions, replacements, refundings or refinancings of the items listed therein that do not expand the scope of such restrictions, prohibitions or conditions, (vi) that arise in connection with an asset sale solely to the extent relating to the assets being disposed of, (vii) that are customary restrictions on assignment or transfer of any agreement entered into in the ordinary course of business, (viii) on cash or other deposits, or maintaining a minimum net worth or assets under management, in each case imposed by customers under contracts entered into in the ordinary course of business, (ix) that arise by operation of applicable requirements of law, (x) that are binding on a Credit Party or an OZ Subsidiary at the time such Credit Party or OZ Subsidiary first becomes a Subsidiary of the Issuer, so long as the agreement containing such restrictions was not entered into in contemplation of such Person becoming a Subsidiary of the Issuer and amendments, restatements, supplements, extensions replacements, refundings or refinancings of such agreements so long as such amendments, restatements, supplements, extensions, refinancings, refundings or replacements are not materially more restrictive on such Person than the restrictions in such agreement at the time such Person becomes a Subsidiary of the Issuer, (xi) that arise under any document, agreement or other arrangement pertaining to other Indebtedness of a Credit Party or OZ Subsidiary that is permitted under this Agreement so long as such restrictions, prohibitions or conditions are not, in the Borrower’s good faith judgment, materially more restrictive or burdensome in respect of the foregoing activities than the Credit Documents (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under any other Credit Document, or restrict any Credit Party from performing its obligations under the Credit Documents), (xii) of the type set forth in clause (d) above that arise under any document, agreement or other arrangement pertaining to secured Indebtedness of a Credit Party or OZ Subsidiary that is permitted under this Agreement, so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to the Lien securing such Indebtedness, (xiii) that arise under documents or agreements in respect of the Aircraft Loan, Indebtedness permitted under Section 6.01(p)(ii), or any renewals, extensions, replacements, refundings or refinancings of the foregoing, so long as such restrictions, prohibitions or conditions are not materially more restrictive than the restrictions in the documents or agreements in respect of the Aircraft Loan on the Closing Date, (xiv) that arise under agreements governing Indebtedness or Capital Lease Obligations permitted by Section 6.01(o) (in the case of agreements permitted by such Section, any prohibition or limitation shall only be effective against the assets financed thereby), (xv) that arise under the Expense Allocation Agreement or any Cost Sharing Arrangement, (xvi) of the type set forth in clause (d) above that arise under agreements in respect of Indebtedness or Liens permitted under Section 6.01(s) and Section 6.02(o), so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to such Lien, and (xvii) that arise under agreements with OZ Funds providing for the adjustment, clawback or holdback of incentive compensation.

Section 6.05 Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any OZ Subsidiary to, consummate any merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including, for the avoidance of doubt, any Asset Sale), whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a) any Credit Party may be merged with or into another Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Credit Party;

(b) any Credit Party and any OZ Subsidiary may convey, transfer or otherwise dispose of Equity Interests in the Issuer delivered pursuant to the terms of restricted share units issued by such Credit Party or OZ Subsidiary;

(c) any Credit Party may be merged or consolidated with or into any other Person (including the Issuer or any Subsidiary of the Issuer); provided that such Credit Party is the surviving entity;

(d) any OZ Subsidiary that is not a Credit Party may be merged or consolidated with or into any other OZ Subsidiary that is not a Credit Party or any other Person or Subsidiary (other than a Credit Party); provided that an OZ Subsidiary is the surviving entity or the surviving entity becomes an OZ Subsidiary upon consummation of such merger or consolidation;

(e) any Credit Party can be merged or consolidated with or into any of Issuer, Och-Ziff Corp, Och-Ziff Holding, any New Advisor that is not a New Advisor Guarantor or any New Advisor Subsidiary; provided that, in the case of a merger or consolidation of a Credit Party with or into any such Person, (i) such Credit Party is the surviving entity or (ii) the surviving Person or the acquiring Person agrees to assume, and expressly assumes, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(f) any Credit Party or any OZ Subsidiary may enter into mergers and consolidations solely to effect asset acquisitions; provided that (i) if any Credit Party is party to such transaction, (x) such Credit Party shall be the continuing or surviving entity or (y) the surviving Person or the acquiring Person shall agree to assume, and shall expressly assume, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, (ii) if any OZ Subsidiary is a party to such transaction, (x) such OZ Subsidiary shall be the continuing or surviving entity or (y) the surviving entity shall become an OZ Subsidiary upon consummation of such merger or consolidation, in the case of clauses (x) and (y) unless a Credit Party is also a party to such transaction, in which case clause (i) shall apply, and (iii) such asset acquisitions and other transactions effected by such merger or consolidation are otherwise permitted under the Credit Documents without giving effect to this clause (f);

(g) sales, leases, subleases, licenses, sublicenses, exchanges, transfers or other dispositions of assets that do not constitute Asset Sales;

(h) Asset Sales, so long as, immediately prior to such Asset Sale and after giving effect to such Asset Sale on a Pro Forma Basis, the Economic Income Leverage Ratio does not exceed 4.00 to 1.00;

(i) any OZ Subsidiary that is not a Credit Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(j) sales, leases, subleases, licenses, sublicenses, exchanges, transfers, or other dispositions of assets constituting aircraft, engines, parts, and accessories, documents and other assets related thereto, whether or not in the ordinary course of business; and

(k) any Credit Party or OZ Subsidiary may make an asset sale or otherwise sell, lease, sublease, license, sublicenses, exchange, transfer or dispose of any asset to the extent it constitutes Restricted Payments permitted under Section 6.03 (other than under Section 6.03(b)(iii) or Section 6.03(j)).

It is understood and agreed that this Section 6.05 shall not prohibit any change in ownership of a Credit Party (other than any Credit Party that is also an OZ Subsidiary) that does not cause a Change of Control as long as such Person or the surviving or acquiring Person remains (or becomes) a Credit Party.

Section 6.06 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any OZ Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Credit Party, on terms that are substantially less favorable to such Credit Party or such OZ Subsidiary, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between or among any Credit Parties and any OZ Subsidiaries; (b) compensation (including the granting of Equity Interests and other bonuses), reimbursement and other compensation and reimbursement arrangements (including, but not limited to any retirement, health, stock option or other benefit plan), and other fees paid to, and insurance provided to or for, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit Parties, the OZ Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) entered into in the ordinary course of business; (c) advances to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit Parties, the OZ Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) for personal expenses; (d) use of corporate aircraft or other vehicles for personal use; (e) advances of working capital to any Credit Party, (f) transfers of cash and assets to any Credit Party; (g) intercompany transactions expressly permitted by Section 6.01, Section 6.03 or Section 6.05; (h) transactions with any OZ Fund owned, maintained or managed, directly or indirectly, by any Credit Party or any Subsidiary in the ordinary course of business; (i) investments in any OZ Fund, joint venture or other Affiliate of any Credit Party or OZ Subsidiary without the payment of fees, expenses or other charges related thereto; (j) payments to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of any Credit Party, any OZ Subsidiary, any New Advisor that is not a New Advisor Guarantor or any New Advisor Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the organizational documents or other corporate action of such Credit Party, OZ Subsidiary, New Advisor, New Advisor Subsidiary (or such Person’s general partner or equivalent), as applicable, or pursuant to applicable law; (k) payments of management, advisory, consulting or termination fees, indemnities, or other fees or profit sharing arrangements to any current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors (including any Credit Party or any Subsidiary acting in such capacity) of any Credit Party, any OZ Subsidiary, any New Advisor that is not a New Advisor Guarantor or any New Advisor Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in accordance with any management or similar agreements; and (l) transactions permitted pursuant to Section 6.03, subject to Section 6.08.

Section 6.07 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any OZ Subsidiary to, engage in any material line of business substantially different from (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the business currently conducted by the Credit Parties and their OZ Subsidiaries on the Closing Date, and (iii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.08 Amendments or Waivers of Organizational Documents and Certain Agreements. No Credit Party shall nor shall it permit any OZ Subsidiary to, (i) amend, modify or waive any of its organizational documents, any Expense Allocation Agreement, any Cost Sharing Arrangement, the Indenture or the Bonds in a manner materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, (ii) enter into any Expense Allocation Agreement that is different from the Expense Allocation Agreement described in the Issuer’s proxy statement filed with the SEC on April 3, 2014 in a manner materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, or (iii) enter into any Cost Sharing Arrangement that is materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders.

Section 6.09 Fiscal Year. Without the prior written consent of Administrative Agent, no Credit Party shall, nor shall it permit any OZ Subsidiary to, in each case solely if the fiscal year-end of such Person is December 31 at the time of the proposed change, change its fiscal year-end from December 31 unless such change in fiscal year-end is required by any decree, order, statute, rule or governmental regulation applicable to such Credit Party or OZ Subsidiary, or to qualify for any exemption therefrom.

Section 6.10 Financial Covenants.

(a) Assets Under Management. The Borrower shall not permit the total fee-paying assets under management (“AUM”) of the Credit Parties and their consolidated subsidiaries as reported on the Compliance Certificate and Reconciliation Statement, as of the last day of any Fiscal Quarter to be less than $22,000,000,000 for two successive Fiscal Quarters.

(b) Maximum Economic Income Leverage Ratio. The Borrower shall not permit the Economic Income Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending on September 30, 2014, to exceed 4.00:1.00, subject to Section 8.02(b).

Section 6.11 Jurisdiction of Formation.

No Credit Party shall change its state of formation to any jurisdiction outside of the United States (including without limitation through merger, consolidation, reorganization or any other manner).

Article 7

GUARANTY

Section 7.01 Guaranty of the Obligations. Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations and payment obligations of Borrower under the Fee Letters, in each case when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03 Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(c) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(d) any Beneficiary, upon such terms as it deems appropriate, and subject to the provisions of this Agreement and the other Credit Documents, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, or release or discharge with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(e) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party or any OZ Subsidiary and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05 Waivers by Guarantors. Each Guarantor hereby expressly waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims, and (iii) promptness (subject to any applicable statute of limitations), diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof; and (g) all diligence, presentment, demand of payment or performance, protest, notice of nonpayment or nonperformance, notice of protest, notice of dishonor and all other notices, demands or requirements whatsoever of any kind and all notices of acceptance of this Agreement or of the existence, creation, incurrence or assumption of new or additional Obligations.

Section 7.06 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the

Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor (and, in the case of any other Guarantor that is a direct or indirect Subsidiary of the Guarantor being so sold or disposed of, the Guaranty of such other Guarantor) or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such asset sale.

Section 7.13 Release of Guarantor. In the event that any Guarantor other than Advisors, Advisors II or Finco is released from its guaranty under the Indenture or the Bonds (or extensions, renewals, replacements or refinancings thereof) in accordance with Section 1410 of the Indenture (or the corresponding provisions of the documents governing such extensions, renewals, replacements or refinancings thereof), Borrower may request the release of such Guarantor, and such Guarantor shall be released as a Guarantor hereunder upon not less than 10 days prior written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree in its discretion); provided that (i) immediately before and after such removal, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such removal, on a Pro Forma Basis, the Economic Income Leverage Ratio shall not exceed 4.0 to 1.0.

Article 8

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after receiving notice from Administrative Agent of such failure to pay; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of the OZ Subsidiaries to pay when due any principal of or interest or premium on one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in an aggregate principal amount of $50,000,000 or more (other than any Indebtedness under the Aircraft Loan), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of the OZ Subsidiaries with respect to any terms of its Indebtedness (other than any Indebtedness under the Aircraft Loan), which is in the individual or aggregate principal amounts referred to in clause (i) above, or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or fiscal agent on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02, or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in this Section 8.01, and such default shall not have been remedied or waived within thirty days after receipt by Borrower of notice from Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any Material Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any Material Subsidiary, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any Material Subsidiary shall be unable, or shall fail generally to pay debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or the board of directors (or similar governing body) of any Credit Party or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.01(g); or

(h) Judgments and Attachments. Any final money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $50,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any Material Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in or have a Material Adverse Effect.

(j) Change of Control. A Change of Control shall occur;

(k) Guaranties and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) in accordance with the terms hereof) or shall be declared null and void for any reason, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or (g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations.

Section 8.02 Borrowers’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, for purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 6.10, any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to Administrative Agent) made to Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of Borrower, be included as additional management fee revenue in the calculation of Combined Economic Income solely for the purposes of determining compliance with such financial covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) Borrower shall not be permitted to so request that separate Specified Equity Contributions be made in more than two Fiscal Quarters in any Relevant Four Fiscal Quarter Period and separate Specified Equity Contributions can only be made in three Fiscal Quarters during the term of this Agreement, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrower to be in compliance with the financial covenants, (c) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including without limitation calculation of Economic Income Leverage Ratio in Section 6.01 and Section 6.05) and (d) if, after giving effect to any Specified Equity

Contribution, Borrower would be in compliance with the financial covenants contained in Section 6.10(b) after giving effect to the provisions of this Section 8.02, no Default or Event of Default shall be deemed to have existed at any time with respect to such financial covenants for the relevant Fiscal Quarter. To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating any financial covenant set forth in Section 6.10 for the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Combined Economic Income will be increased as a result of such Specified Equity Contribution.

(b) Notwithstanding anything to the contrary contained in Section 8.02(a), for the purposes of determining Economic Income Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the payment of any Specified Equity Contributions (the “Subject Quarter”) and as of the last day of any subsequent Fiscal Quarter in which the Subject Quarter is included in the calculation of Combined Economic Income (the “Subsequent Periods”), if such Specified Equity Contributions are included as Combined Economic Income as set forth in Section 8.02(a), Borrower shall deduct from the Combined Economic Income for the Subject Quarter and any Subsequent Periods, the lesser of (1) the sum of all Restricted Payments (other than distributions made by any Credit Party pursuant to Section 6.03(a)) made during or for the Subject Quarter and during or for any Subsequent Period and (2) the sum of all Specified Equity Contributions made during or for the Subject Quarter and during or for any Subsequent Period. For the avoidance of doubt, when calculating Economic Income Leverage Ratio after giving effect to any proposed Restricted Payments to be made during or for any Subsequent Period, Borrower shall deduct from the Combined Economic Income such proposed Restricted Payments as if they were made during the prior Fiscal Quarter.

Article 9

AGENT

Section 9.01 Appointment of Administrative Agent. JPMCB is hereby irrevocably appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes JPMCB to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Article 9 are solely for the benefit of Administrative Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any OZ Subsidiary or any of their respective Affiliates. Administrative Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.

Section 9.02 Powers and Duties. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the persons named on the cover page hereof as Syndication Agent, Joint Lead Arrangers, or Joint Bookrunners is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Credit Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 10.03 (subject to the applicable obligations and limitations as set forth therein).

Section 9.03 General Immunity.

(a) No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Credit Party, or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b) Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, in each case as determined by a final non appealable judgment of a court of competent jurisdiction. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or

(where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Credit Parties and the OZ Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent.

Section 9.04 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower, other Credit Parties and their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Credit Parties and the OZ Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Credit Parties and the OZ Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders. Each Lender acknowledges and agrees that the Credit Extension made hereunder are commercial loans and not investments in a business enterprise or securities.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

Section 9.06 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.07 Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The administration fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 9.08 Guaranty. Agents under Guaranty. Each Requisite Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Beneficiaries, to be the agent for and representative of Beneficiaries with respect to the Guaranty. Subject to Section 10.05, without further written consent or authorization from any Beneficiary, Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

Section 9.09 Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered by such Lender or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, without duplication for any amount payable under Section 2.16(d) and Section 2.16(f), such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, except to the extent resulting from the willful misconduct or gross negligence of Administrative Agent, in each case as determined by a final non appealable judgment of a court of competent jurisdiction.

Article 10

MISCELLANEOUS

Section 10.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications permitted to be given by telephone, any notice or other communication herein required or permitted to be given to a Credit Party or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by facsimile and email or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of email or facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, in each case as determined by a final non appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. Neither Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each of the Credit Parties and the Lenders agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

Section 10.02 Expenses. Borrower agrees to pay promptly (a) all the actual, reasonable, documented, out-of-pocket costs and expenses of Administrative Agent and Goldman Sachs Bank USA, as a Joint Lead Arranger and Joint Bookrunner, and their respective Affiliates in connection with the syndication of the credit facility provided for herein, the negotiation, preparation, execution and administration of the Credit Documents, or any consents, amendments, waivers or other modifications hereto and thereto or any other documents or matters requested by Borrower; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the actual, reasonable, documented fees, expenses and disbursements of counsel to Administrative Agent and Goldman Sachs Bank USA, as a Joint Lead Arranger and Joint Bookrunner, and their respective Affiliates (in each case including allocated costs of internal counsel) in connection with the syndication of the credit facility provided for herein, the negotiation, preparation, execution and administration of the Credit Documents or any consents, amendments, waivers or other modifications hereto or thereto or any other documents or matters requested by Borrower; (d) all the actual documented costs and reasonable documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all other actual, documented, reasonable, out-of-pocket costs and expenses incurred by Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of an Event of Default, all documented costs and expenses, including reasonable documented attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.03 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case as determined by a final non appealable judgment of a court of competent jurisdiction, (ii) arise from a material breach of a Credit Document by such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (iii) shall not have resulted from an act or omission by any of the Borrower, Guarantors or their respective Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than any claims against Administrative Agent acting in such capacity). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.04 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time, to the fullest extent permitted by applicable law, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such

Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.05 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Section 10.05(b) and 10.05(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and the Borrower or the applicable Credit Party, as the case may be.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note or extend the scheduled date of expiration of any Commitment;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.07) or any fee payable to any Lender hereunder;

(iv) extend the time for payment of any such interest or fees payable to any Lender hereunder;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders or “Pro Rata Share” on substantially the same basis as the Commitments and the Loans are included on the Closing Date; or

(viii) release all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents.

(c) Other Consents. Subject to Section 2.19(b), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) permit the Borrower to assign or delegate any of its rights and obligations under the Credit Documents without the consent of all Lenders;

(ii) increase the Commitments of any Lender without the consent of such Lender;

(iii) alter the required application of any repayments or prepayments pursuant to Section 2.11 or change Section 2.12 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby, in each case without the consent of all Lenders; or

(iv) amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, without the consent of such Administrative Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Section 10.06 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders, and no Lender may assign or otherwise transfer any of its rights hereunder except (i) to an Eligible Assignee in accordance with clause (c) of this Section, (ii) by way of participation in accordance with clause (g) of this Section 10.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding

Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters covered in Section 2.16 and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Register, and prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan or Commitment) to any Person meeting the criteria of clause (i) or (ii) of the definition of the term of “Eligible Assignee” with the consent of (x) Administrative Agent (such consent not to be unreasonably withheld or delayed) or (y) unless an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) hereof shall have occurred and then be continuing, Borrower (such consent not to be unreasonably withheld or delayed), except that in the case of an assignment by a Lender to any Lender or an Affiliate or Related Fund of any Lender, only notice to the Borrower and Administrative Agent will be required; provided, that each such assignment pursuant to this Section 10.06(c) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as (x) may be agreed to by Borrower and Administrative Agent, (y) shall constitute the aggregate amount of the Loan of the assigning Lender or (z) may be the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender) with respect to the assignment of Loans.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent a completed Administrative Questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.16(e), together with payment to Administrative Agent of a registration and processing fee of $3,500 by the parties to such assignment (except that no such registration and processing fee shall be payable (x) in connection with an assignment by or to JPMCB or any Affiliate thereof or (y) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in loans such as the applicable Loan; and (iii) it will make or invest in, as the case may be, its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and (iv) any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Credit Party or any OZ Subsidiary or any of their respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation; provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.06(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Loan (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the

Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under any Credit Document) to any person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such participation is in registered form under Treasury Regulations Section 5f.103-1(c). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Section 2.14(c), 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (x) a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.16 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such participant agrees to be subject to Section 2.13 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 2.14(c), 2.15, 2.16, 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.13, 9.03(b) and 9.06 shall survive the payment of the Loans and the termination hereof.

Section 10.09 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10 Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lender exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Non-Recourse Nature of Obligations. No Person that is not a party hereto or to any Credit Document shall be personally liable (whether by operation of law or otherwise) for payments due hereunder or under any other Credit Document for the performance of any Obligations except as expressly provided in the Credit Documents. The sole recourse of each Beneficiary for satisfaction of the Obligations shall be against the Credit Parties and their assets and not against any other Person.

Section 10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.15 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.16 Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH

SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT.

Section 10.17 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.18 Confidentiality. Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their Subsidiaries and their businesses identified as such by such Credit Party and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent and each Lender may make (i) disclosures of such information to Affiliates of such Administrative Agent or Lender and to their respective agents and advisors (and to other Persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Credit Parties and their respective obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of Administrative Agent or any Lender, (iv) disclosures to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Lender, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures required or requested by any governmental agency, regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process, (vii) disclosures with the consent of the Borrower and (viii) disclosures to any other party hereto; provided that, unless specifically prohibited by applicable law or court order, Administrative Agent and each Lender shall promptly notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

Section 10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.21 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.22 Entire Agreement. This Agreement, the other Credit Documents and the Fee Letters constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties or their respective Affiliates with respect to the subject matter hereof is superseded by this Agreement, the other Credit Documents and the Fee Letters. Notwithstanding the foregoing, (i) the Fee Letters shall survive the execution and delivery of this Agreement and remain in full force and effect, and (ii) this Agreement or any other Credit Documents shall not supersede or terminate the provisions of the Commitment Letter that survive the execution of this Agreement pursuant to the terms of such Commitment Letter.

Section 10.23 PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 10.24 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.25 No Fiduciary Duty. Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower. Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Borrower, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising Borrower on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (iv) Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers (or officers of such Person’s general partner or equivalent) thereunto duly authorized as of the date first written above.

OZ MANAGEMENT LP, as Borrower
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Joel M. Frank
	Name:	Joel M. Frank
	Title:	Chief Financial Officer

OZ ADVISORS LP, as a Guarantor
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Joel M. Frank
	Name:	Joel M. Frank
	Title:	Chief Financial Officer

OZ ADVISORS II LP, as a Guarantor
By: Och-Ziff Holding LLC, its general partner

By:	/s/ Joel M. Frank
	Name:	Joel M. Frank
	Title:	Chief Financial Officer

OCH-ZIFF FINANCE CO. LLC, as a Guarantor

By:	/s/ Joel M. Frank
	Name:	Joel M. Frank
	Title:	Treasurer

JP MORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Matthew Griffith
	Name:	Matthew Griffith
	Title:	Executive Director

GOLDMAN SACHS BANK USA as Syndication Agent and a Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

CITIBANK N.A. as a Lender

By:	/s/ Alex Duka
	Name:	Alex Duka
	Title:	Managing Director

MORGAN STANLEY SENIOR FUNDING, INC. as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

STATE STREET BANK AND TRUST COMPANY as a Lender

By:	/s/ Andrei Bourdine
	Name:	Andrei Bourdine
	Title:	Vice President

BANK OF AMERICA, N.A.
as a Lender

By:	/s/ Russell K. Guter
	Name:	Russell K. Guter
	Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as a Lender

By:	/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Authorized Signatory

By:	/s/ Remy Riester
	Name:	Remy Riester
	Title:	Authorized Signatory

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Commitments

Lender	Loan Commitment	Pro Rata Share
JP Morgan Chase Bank, N.A.	$37,500,000	25.00%
Goldman Sachs Bank USA	$37,500,000	25.00%
Citibank N.A.	$30,000,000	20.00%
Morgan Stanley Senior Funding, Inc.	$15,000,000	10.00%
State Street Bank and Trust Company	$15,000,000	10.00%
Bank of America, N.A.	$7,500,000	5.00%
Credit Suisse AG, Cayman Islands Branch	$7,500,000	5.00%

Total	$150,000,000.00	100.00%

APPENDIX A - 1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

OZ MANAGEMENT LP

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street, 13th Floor

New York, NY 10016

Attention: Joel Frank

Facsimile: (212) 790-0060

Email: ozrevolver@ozcap.com

OZ ADVISORS LP

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street, 13th

New York, NY 10016

Attention: Joel Frank

Facsimile: (212) 790-0060

Email: ozrevolver@ozcap.com

OZ ADVISORS II LP

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street, 13th Floor

New York, NY 10016

Attention: Joel Frank

Facsimile: (212) 790-0060

Email: ozrevolver@ozcap.com

OCH-ZIFF FINANCE CO. LLC

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street, 13th Floor

New York, NY 10016

Attention: Joel Frank

Facsimile: (212) 790-0060

Email: ozrevolver@ozcap.com

Appendix B-1

J.P. MORGAN CHASE BANK, N.A.,

as Administrative Agent and a Lender

500 Stanton Christiana Road

Newark, DE 19713

Attention: John Enyam

Facsimile: (302) 634-8459

Email: john.enyam@jpmorgan.com

GOLDMAN SACHS BANK USA

as Syndication Agent and a Lender

200 West Street

New York, NY 10282

Facsimile: (917) 977-3966

Notices should be provided via facsimile, rather than e-mail.

CITIBANK N.A.

as a Lender

1615 Brett Road, Ops 3

New Castle, DE 19720

Facsimile: (646) 274-5000

Email: GLOriginationOps@citi.com

MORGAN STANLEY SENIOR FUNDING, INC.

as a Lender

c/o Morgan Stanley Loan Servicing

1300 Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Facsimile: (718) 233-2140

Email: msloanservicing@morganstanley.com; doc4secportfolio@morganstanley.com

STATE STREET BANK AND TRUST COMPANY

as a Lender

Robyn Shepard

Department: Loan Operations / CSU

Box 5302

Boston, MA 02206

Facsimile: (617) 988-6677

Email: rashepard@statestreet.com

Appendix B-2

BANK OF AMERICA, N.A.

as a Lender

Russell Guter

Senior Vice President

Bank of America, N.A.

300 Broad Hollow Road

Melville, NY 11747

Facsimile: (631) 547-7701

Email: russell.k.guter@baml.com

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

As a Lender,

Doreen B. Barr

Eleven Madison Avenue

New York, NY 10010-3629

Facsimile: (212) 325-9914

Email: doreen.barr@credit-suisse.com

with a copy to:

Warren E. Van Heyst

Eleven Madison Avenue

New York, NY 10010-3629

Facsimile: (212) 743-4950

Email: warren.vanheyst@credit-suisse.com

Appendix B-3

SCHEDULE 4.07

TO CREDIT AND GUARANTY AGREEMENT

Liabilities

None

Schedule 4.07-1

SCHEDULE 4.10

TO CREDIT AND GUARANTY AGREEMENT

Payment of Taxes

None

Schedule 4.10-1

SCHEDULE 6.04

TO CREDIT AND GUARANTY AGREEMENT

Certain Restrictions on Subsidiary Distributions

None

Schedule 6.04-1

EXHIBIT A-l TO

CREDIT AND GUARANTY AGREEMENT

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of November 20, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, JP MORGAN CHASE BANK, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners.

Pursuant to Section 2.01(b) of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [            ], 20[    ], which is a Business Day (the “Credit Date”):

Loans

☐	Base Rate Loans:	$[ , ,	]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , ,	]

Borrower hereby certifies that:

(i) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date; and

(ii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT A-1-1

The account of Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

Date: [ ], 20 [ ]	OZ MANAGEMENT LP

	By:	Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:

EXHIBIT A-1-2

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of November 20, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, JP MORGAN CHASE BANK, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners.

Pursuant to Section 2.06 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [            ], 20[    ], which is a Business Day:

Loans:

$[ , , ]	Eurodollar Rate Loans (the current Interest Period of which will expire on [ ], 20[ ]) to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Loans (the current Interest Period of which will expire on [ ], 20[ ]) to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is continuing.

Date: [ ], 20 [ ]	OZ MANAGEMENT LP

	By:	Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:

EXHIBIT A-2-1

EXHIBIT B TO

CREDIT AND GUARANTY AGREEMENT

NOTE

$[ , , ]
[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[    ,    ,    ]) (or such other amount as shall equal the aggregate unpaid principal amount of the Loans made by the Payee to Borrower under the Credit Agreement as defined below) on the dates provided in the Credit and Guaranty Agreement, dated as of November 20, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time, JP MORGAN CHASE BANK, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date such principal amount was made to Borrower until such principal amount is paid in full, at the interest rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.

This Note is one of the “Notes” referred to in the Credit Agreement in the aggregate principal amount of $150,000,000 (or such other amount as may be increased or decreased pursuant to the Credit Agreement) and is issued pursuant to and entitled to the benefits of the Credit Agreement (including without limitation the guarantee of Guarantors set forth therein), to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.

This Note is subject to prepayment at the option of Borrower as provided in the Credit Agreement.

EXHIBIT B-1

Payee may endorse on the schedule attached hereto or any continuation thereof the date and amount of Loans made by Payee to Borrower, provided that the failure of Payee to make any such endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loans made by Payee to Borrower.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by an officer of its general partner thereunto duly authorized as of the date and at the place first written above.

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

EXHIBIT B-3

Schedule

TRANSACTIONS ON

NOTE

Date	Amount of Loan Made This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-4

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of OCH-ZIFF HOLDING CORPORATION, a Delaware corporation and general partner of OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”).

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of November 20, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company, as a Guarantor, the other Guarantors party thereto, as Guarantors, the Lenders party thereto from time to time, JP MORGAN CHASE BANK, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Credit Parties and the OZ Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.01(c) of the Credit Agreement.

OZ MANAGEMENT LP
By: Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

1.	Combined Economic Income:[1] (i)–(ii) + (iii) + (iv)[2] =
	(i)	economic income:		$	[ , ,	]
	(ii)	incentive income:		$	[ , ,	]
	(iii)	any amount of bonus compensation expenses not to exceed an amount equal to 20% of total revenues:		$	[ , ,	]
	(iv)	interest expense:		$	[ , ,	]

		Combined Economic Income:		$	[ , ,	]

2.	Combined Total Debt:			$	[ , ,	]
3.	Economic Income Leverage Ratio: (i)/(ii) =

	(i)	Combined Total Debt (net of Unrestricted Cash and Cash Equivalents):		$	[ , ,	]

	(ii)	Combined Economic Income for the four Fiscal Quarter period then ended:		$	[ , ,	]
			Actual:		. :1.00
			Required:		4.00:1.00

4.	Total Fee Paying Assets Under Management:		Actual:	$	[ , ,	]
			Required:		$22,000,000,000

[1]	Calculated on a combined basis for Credit Parties and the OZ Subsidiaries determined on the basis of economic income, in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on June 30, 2014.
[2]	In each case of Items (i) through (iv), excluding any extraordinary, unusual or non-recurring gains or losses or income or expense or charge for the relevant quarter.

EXHIBIT C-A-1

EXHIBIT D-1 TO

CREDIT AND GUARANTY AGREEMENT

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Related Fund3]

3.	Borrower:	OZ MANAGEMENT LP

4.	Administrative Agent:	JPMORGAN CHASE BANK N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit and Guaranty Agreement, dated as of November 20, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms

[3]	Select as applicable

EXHIBIT D-1-1

defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company, as a Guarantor, the other Guarantors party thereto, as Guarantors, the Lenders party thereto from time to time, JP MORGAN CHASE BANK, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[4]
$	$		%
$	$		%
$	$		%

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT D-1-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JP MORGAN CHASE BANK, N.A., as Administrative Agent

By:
Authorized Signatory

[Consented to][5]:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

[5]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

EXHIBIT D-1-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and

EXHIBIT D-1-4

(b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT D-1-5

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of November 20, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company, as a Guarantor, the other Guarantors party thereto, as Guarantors, the Lenders party thereto from time to time, JP MORGAN CHASE BANK, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners. Pursuant to Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code of 1986, as amended.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F TO

CREDIT AND GUARANTY AGREEMENT

CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:

1. I am the chief financial officer of Och-Ziff Holding Corporation, a Delaware corporation, the general partner of OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”).

2. I have reviewed the terms of Section 3.1 of the Credit and Guaranty Agreement, dated as of November 20, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company, as a Guarantor, the other Guarantors party thereto, as Guarantors, the Lenders party thereto from time to time, JP MORGAN CHASE BANK, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners, and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of Borrower, that as of the date hereof:

(i) the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date;

(ii) each Credit Party has obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the execution, delivery and performance of the Credit Documents and each of the foregoing is in full force and effect;

(iii) no event has occurred and is continuing or would result from the consummation of the transactions and borrowing contemplated by the Credit Agreement that would constitute an Event of Default or a Default; and

(iv) Since December 31, 2013, there have not occurred any Material Adverse Effect.

4. Each Credit Party has requested Skadden, Arps, Slate, Meagher & Flom LLP to deliver to Administrative Agent and Lenders on the Closing Date a favorable written opinion as to such matters as Administrative Agent may reasonably request.

[Remainder of page intentionally left blank]

The foregoing certifications are made and delivered as of             , 2014.

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its general partner

Name:
Title:

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of November 20, 2014 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company, as a Guarantor, the other Guarantors party thereto, as Guarantors, the Lenders party thereto from time to time, JP MORGAN CHASE BANK, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners.

Section 1. Pursuant to Section 5.08 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under, and a party to, the Credit Agreement and agrees to be bound by all of the terms thereof as fully as if the undersigned were one of the original parties thereto;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document that (i) are made or deemed to be made by the undersigned (including without limitation the representation and warranties in Article 4 of the Credit Agreement) or (ii) are otherwise applicable to the undersigned is true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) as of such earlier date;

(c) agrees that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default; and

(d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations any payment obligations under the Fee Letters, in each case when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Article 7 of the Credit Agreement; and

EXHIBIT G-1

(e) agrees that this Counterpart Agreement shall constitute a Credit Document for all purposes, including without limitation for purposes the representations and warranties made or deemed to be made by the undersigned (including without limitation the representation and warranties in Article 4 of the Credit Agreement).

Section 2. The undersigned agrees from time to time, upon reasonable request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

JP MORGAN CHASE BANK, N.A., as Administrative Agent

By:
Authorized Signatory

EXHIBIT G-3

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

AGREED SUBORDINATION TERMS

1.	Definitions

All capitalized terms used but not elsewhere defined in these Agreed Subordination Terms shall have the respective meanings assigned to such terms in the Credit Agreement (as defined below). For purposes of these Agreed Subordination Terms, the following terms shall have the following meanings:

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of November 20, 2014, by and among OZ MANAGEMENT LP, a Delaware limited partnership, OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the lenders party thereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent, GOLDMAN SACHS BANK USA, as Syndication Agent, and J.P. MORGAN SECURITIES LLC and GOLDMAN SACHS BANK USA, as Joint Lead Arrangers and Joint Bookrunners, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Obligors” means the Credit Parties.

“Paid in Full” or “Payment in Full” means (i) the payment in full in cash of all Senior Indebtedness (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) and (ii) the termination of all Commitments under the Credit Agreement.

“Proceeding” is defined in Section 2.3.

“Senior Creditors” means, collectively, the Beneficiaries and other holders of the Obligations.

“Senior Indebtedness” means the “Obligations” (as defined in the Credit Agreement). For the purposes of these Agreed Subordination Terms, except as otherwise provided herein, Senior Indebtedness shall be considered to be outstanding whenever any Commitment under the Credit Agreement is outstanding.

“Subordinated Creditor” means any holder of the Subordinated Indebtedness from time to time.

“Subordinated Indebtedness” means all Indebtedness of the Obligors owed to any OZ Subsidiary that is not a Credit Party, which Indebtedness shall be subject to these Agreed Subordination Terms.

“Subordinated Indebtedness Documents” means any agreements, documents, promissory notes and instruments evidencing Subordinated Indebtedness, as amended, supplemented, restated or otherwise modified from time to time.

EXHIBIT H-1

2.	Subordination of Subordinated Indebtedness to Senior Indebtedness

2.1	Subordination. The payment of any and all of the Subordinated Indebtedness is expressly subordinated, postponed and deferred, to the extent and in the manner set forth in these Agreed Subordination Terms, to the Payment in Full of the Senior Indebtedness. Each holder of Senior Indebtedness, whether now outstanding or hereafter arising, shall be deemed to have acquired Senior Indebtedness in reliance upon the provisions contained herein. The intent of the holders of the Senior Indebtedness, the Subordinated Creditor(s) and the relevant Obligors in agreeing to these Agreed Subordination Terms is to provide for, among other things, the express, contractual subordination, postponement and deferral of the Subordinated Indebtedness to the Senior Indebtedness to the extent provided for herein, and restrictions on the ability of the Subordinated Creditors to exercise rights and remedies in respect of the Subordinated Indebtedness to the extent provided herein. The parties hereto intend that these Agreed Subordination Terms be enforceable by any applicable court under (a) the Bankruptcy Code or (b) any similar enactment or legislation.

2.2	Restriction on Payments. Notwithstanding any provision of the Subordinated Indebtedness Documents to the contrary and in addition to any other limitations set forth herein or therein, no payment (whether made in cash, securities or other property) of principal, interest, fees, charges or any other amount due with respect to the Subordinated Indebtedness shall be made or received, and the Subordinated Creditors shall not demand or accept any such payment or exercise any right or remedy, including any right of set-off or recoupment with respect to any Subordinated Indebtedness (other than any right or action otherwise permitted under the Agreed Subordination Terms), unless and until all of the Senior Indebtedness shall has been Paid in Full; provided that, notwithstanding anything in the Agreed Subordination Terms to the contrary, so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect to any such payment on a Pro Forma Basis, until such Default or Event of Default is cured or waived in accordance with the terms of the Credit Documents (such period, the “Subordination Activation Period”), the Obligors may make, and the Subordinated Creditor shall be entitled to accept, demand and receive such payments with respect to the Subordinated Indebtedness pursuant to the terms thereof and may exercise any right or remedy (except as otherwise specified in the last sentence of Section 2.6), including any right of set-off or recoupment with respect to any Subordinated Indebtedness. The provisions of this Section 2.2 shall not apply to any payment with respect to which Section 2.3 would be applicable.

2.3

Proceedings. In the event of any insolvency, bankruptcy or liquidation proceeding, or any receivership, custodianship or assignment for the benefit of creditors or other similar proceeding, in each case with respect to any Obligor (each, a “Proceeding”): (i) all Senior Indebtedness shall be Paid in Full before any payment (whether made in cash, securities or other property) of or with respect to the Subordinated Indebtedness shall be made; (ii) any payment which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the Administrative Agent (to be held and/or applied by the Administrative Agent for the benefits of the Lenders) until all Senior Indebtedness is Paid in Full, and each Subordinated Creditor irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries, and each Subordinated Creditor also irrevocably authorizes, empowers and directs the Administrative Agent to demand, sue for, collect and receive every such payment or distribution; (iii) each Subordinated Creditor agrees to execute and deliver to the Administrative Agent or its representative all such further instruments confirming the authorization referred to in the foregoing clause (ii) as Administrative Agent may reasonably request; and (iv) each Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Indebtedness reasonably requested by the

EXHIBIT H-2

Administrative Agent in connection with any such Proceeding and irrevocably authorizes, empowers and appoints the Administrative Agent its agent and attorney-in-fact to (A) execute, verify, deliver and file such proofs of claim upon the failure of such Subordinated Creditor promptly to do so (and in any event prior to ten (10) days before the expiration of the time to file any such proof) and (B) vote such claim in any such Proceeding upon the failure of such Subordinated Creditor to do so prior to ten (10) days before the expiration of time to vote any such claim; provided that the Administrative Agent shall have no obligation to execute, verify, deliver, and/or file any such proof of claim and/or vote any such claim. In the event that the Administrative Agent votes any claim in accordance with the authority granted hereby, no Subordinated Creditor shall be entitled to change or withdraw such vote. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of these Agreed Subordination Terms shall continue to govern the relative rights and priorities of the Senior Creditors and the Subordinated Creditors even if all or part of the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such Proceeding and these Agreed Subordination Terms shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Senior Indebtedness or any representative of such holder.

2.4	Incorrect Payments. If any payment (whether made in cash, securities or other property) not permitted under these Agreed Subordination Terms is received by a Subordinated Creditor on account of the Subordinated Indebtedness during a Subordination Activation Period before all Senior Indebtedness is Paid in Full, such payment shall be held in trust by such Subordinated Creditor for the benefit of the Senior Creditors and shall be paid over to the Administrative Agent, for application to the Senior Indebtedness then remaining unpaid, until the end of such Subordination Activation Period.

2.5	Sale, Transfer. Each Subordinated Creditor agrees that it shall not sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Indebtedness to any other OZ Subsidiary (or, during a Subordination Activation Period, to any Person) unless the assignee shall have executed an agreement in writing in favor of the Senior Creditors agreeing to be bound by the provisions hereof in the same manner and to the same extent as the assigning Subordinated Creditor and shall provide an executed copy of such agreement (which executed copy shall include an address for notices to the assignee) to the Administrative Agent. In the event a Subordinated Creditor shall fail to comply with this section, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Indebtedness held by such Subordinated Creditor, and the terms of these Agreed Subordination Terms shall be binding upon the successors and assigns of such Subordinated Creditor, as provided in Section 6 below.

2.6

Restriction on Action by Subordinated Creditors. During a Subordination Activation Period, until all Senior Indebtedness is Paid in Full and not withstanding anything contained in the Subordinated Indebtedness Documents, the Credit Agreement, or any other Credit Documents to the contrary, no Subordinated Creditor shall, without the prior written consent of the Administrative Agent, take any action to collect or enforce payment or, except as provided hereafter, accelerate any of the Subordinated Indebtedness, exercise any of the rights or remedies with respect to the Subordinated Indebtedness set forth in any of the Subordinated Indebtedness Documents or that otherwise may be available to such Subordinated Creditor, either at law or in equity, by judicial proceedings or otherwise, provided that the foregoing will not prevent a Subordinated Creditor from (i) accelerating any of the Subordinated Indebtedness if in any Proceeding (other than a Proceeding initiated by a Subordinated Creditor) it is necessary for such Subordinated Creditor to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Subordinated Indebtedness and (ii) filing such other papers or

EXHIBIT H-3

documents as may be necessary or advisable in order to have the claims of such Subordinated Creditor allowed in such Proceeding. Outside of a Subordination Activation Period, no Subordinated Creditor shall bring, commence, cause to be commenced, institute, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative or otherwise to enforce its rights or interests in respect of the Subordinated Debt.

3.	Effectiveness of these Agreed Subordination Terms; Modifications to Senior Indebtedness

These Agreed Subordination Terms shall be deemed to be a contract among the Senior Creditors, the Subordinated Creditors and the Obligors to the same extent as if all such parties had executed and delivered an agreement containing these Agreed Subordination Terms. The terms of these Agreed Subordination Terms, the subordination effected hereby, and the rights and the obligations of the Subordinated Creditors and the Senior Creditors arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (a) any amendment or modification of or supplement to the Credit Agreement, or any other Credit Document or any Subordinated Indebtedness Document (other than these Agreed Subordination Terms); (b) the validity or enforceability of any of such agreements, documents or instruments (other than by the termination of these Agreed Subordination Terms upon the Payment in Full of the Senior Indebtedness); or (c) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Indebtedness or the Subordinated Indebtedness or any of the agreements, documents or instruments referred to in clause (a) above. The Senior Creditors together with the Obligors may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor and without impairing or releasing the obligations of any Subordinated Creditor under these Agreed Subordination Terms, change the manner or place of payment or extend the time of payment of or refinance, renew, add or alter any Senior Indebtedness (including increasing the principal amount thereof, interest applicable thereto or any fee or charges), or amend, supplement, amend and restate or otherwise modify in any manner any Credit Document or any of the provisions therein contained (including, without limitation, any covenants or default provisions).

4.	Modification

Any modification or waiver of any provision of these Agreed Subordination Terms, or any consent to any departure by the Senior Creditors or the Subordinated Creditors therefrom, shall not be effective in any event unless the same is in writing and signed by the Administrative Agent, the Obligors and each Subordinated Creditor subject hereto, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on a Subordinated Creditor in any event not specifically required of the Senior Creditors (or a representative thereof) hereunder shall not entitle such Subordinated Creditor to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

5.	Additional Documents and Actions

Each Subordinated Creditor at any time, and from time to time, after the execution and delivery of these Agreed Subordination Terms, upon the reasonable request of the Administrative Agent and at the expense of the Obligors, promptly will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect fully the terms of these Agreed Subordination Terms.

EXHIBIT H-4

6.	Successors and Assigns

These Agreed Subordination Terms shall inure to the benefit of the successors and assigns of the Senior Creditors and, except as provided in Section 2.5, shall be binding upon the successors and assigns of the Subordinated Creditors and the Obligors.

7.	Defines Rights of Creditors; Subrogation

7.1	Rights of Creditors. The provisions of these Agreed Subordination Terms are solely for the purpose of defining the relative rights of the Subordinated Creditors and the Senior Creditors and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, any Obligor.

7.2	Subrogation. In the event and to the extent cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness shall have been applied pursuant to these Agreed Subordination Terms to the payment of Senior Indebtedness, then and in each such event, the holders of the Subordinated Indebtedness shall be subrogated to the rights of each holder of the Senior Indebtedness to receive any further payment or distribution in respect of or applicable to the Senior Indebtedness; provided, however, that the holders of the Subordinated Indebtedness agree not to assert or enforce any such rights of subrogation it may acquire as a result of any such payment or distribution during a Subordination Activation Period until the earlier of (i) Payment in Full of all Senior Indebtedness and (ii) the end of such Subordination Activation Period. For the purposes of such subrogation, no payment or distribution to the holders of the Senior Indebtedness of any cash, property or securities to which any holder of the Subordinated Indebtedness would be entitled except for the provisions of these Agreed Subordination Terms shall, and no payment over pursuant to the provisions of these Agreed Subordination Terms to the holders of the Senior Indebtedness by the holders of the Subordinated Indebtedness shall, as between any Obligor and its creditors other than the holders of the Senior Indebtedness and the holders of the Subordinated Indebtedness, be deemed to be a payment by such Obligor to or on account of the Senior Indebtedness.

8.	Conflict

In the event of any conflict between any term, covenant or condition of these Agreed Subordination Terms and any term, covenant or condition of any of the Subordinated Indebtedness Documents, the provisions of these Agreed Subordination Terms shall control and govern. For purposes of this Section 8, to the extent that any provisions of any of the Subordinated Indebtedness Documents provide rights, remedies and benefits to the Senior Creditors that exceed the rights, remedies and benefits provided to the Senior Creditors under these Agreed Subordination Terms, such provisions of the applicable Subordinated Indebtedness Documents shall be deemed to supplement (and not to conflict with) the provisions hereof.

9.	Termination

These Agreed Subordination Terms shall terminate upon the Payment in Full of the Senior Indebtedness.

10.	No Contest of Senior Indebtedness; No Security for Subordinated Indebtedness

Each Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Indebtedness or accept or take any Lien or any collateral security for the Subordinated Indebtedness.

EXHIBIT H-5

11.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

11.1	Governing Law. THESE AGREED SUBORDINATION TERMS AND THE RIGHTS AND OBLIGATIONS OF ANY SENIOR CREDITORS, SUBORDINATED CREDITORS OR OBLIGORS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.2	Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY SENIOR CREDITOR, SUBORDINATED CREDITOR OR OBLIGOR ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. EACH OBLIGOR AND SUBORDINATED CREDITOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE OBLIGOR OR SUBORDINATED CREDITOR, AS THE CASE MAY BE, AT ITS ADDRESS PROVIDED IN THE CREDIT DOCUMENTS OR TO THE ADMINISTRATIVE AGENT FROM TIME TO TIME; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE OBLIGOR OR SUBORDINATED CREDITOR, AS THE CASE MAY BE, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT SENIOR CREDITORS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OBLIGOR OR SUBORDINATED CREDITOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT.

11.3

WAIVER OF JURY TRIAL. EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER

EXHIBIT H-6

SPECIFICALLY REFERRING TO THIS SECTION AND EXECUTED BY EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE SUBJECT MATTER HEREOF. IN THE EVENT OF LITIGATION, THESE AGREED SUBORDINATION TERMS MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EXHIBIT H-7

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

FORM OF RECONCILIATION STATEMENT

UNAUDITED RECONCILIATION OF FINANCIAL DATA

The following tables present the historical unaudited financial information for the Och-Ziff Operating Group and its consolidated subsidiaries as of and for the [year-to-date] ended [—]. The Och-Ziff Operating Group does not report audited or unaudited financial information on a stand-alone basis. Accordingly, the financial data presented herein for the Och-Ziff Operating Group and its consolidated subsidiaries has been reconciled to Och-Ziff Capital Management Group LLC’s financial statements for the relevant periods.

You should read this data in conjunction with Och-Ziff Capital Management Group LLC’s financial statements and the related notes incorporated by reference herein.

EXHIBIT I-1

[Period] Ended [—]
	Och-Ziff Operating Group	Consolidated Och-Ziff Funds and Related Eliminations	Other(1)	Och-Ziff Capital Management Group LLC Consolidated
(dollars in thousands)
Revenues
Management fees	$	$	$	$
Incentive income
Other revenues
Income of consolidated Och-Ziff funds

Total Revenues

Expenses
Compensation and benefits
Reorganization expenses
Interest expense
General, administrative and other
Expenses of consolidated Och-Ziff funds

Total Expenses

Other Income
Net gains on investments in Och-Ziff funds and joint ventures
Net gains of consolidated Och-Ziff funds

Total Other Income

Income Before Income Taxes
Income taxes

Consolidated and Total Comprehensive Net Income	$	$	$	$

Allocation of Consolidated and Total Comprehensive Net Income
Class A Shareholders	$	$	$	$
Noncontrolling interests
Redeemable noncontrolling interests

	$	$	$	$

(1)	Includes amounts related to entities not included in the Och-Ziff Operating Group or the consolidated Och-Ziff funds, including related eliminations.

EXHIBIT I-2

As of [—]
	Och-Ziff Operating Group	Consolidated Och-Ziff Funds and Related Eliminations	Other(1)	Och-Ziff Capital Management Group LLC Consolidated
(dollars in thousands)
Assets
Cash and cash equivalents	$	$	$	$
Income and fees receivable
Due from related parties
Deferred income tax assets
Other assets, net
Assets of consolidated Och-Ziff funds:
Investments, at fair value
Other assets of Och-Ziff funds

Total Assets	$	$	$	$

Liabilities and Shareholders’ Equity
Liabilities
Due to related parties	$	$	$	$
Debt obligations
Compensation payable
Other liabilities
Liabilities of consolidated Och-Ziff funds:
Notes payable of consolidated CLOs, at fair value
Securities sold under agreements to repurchase
Other liabilities of Och-Ziff funds

Total Liabilities

Redeemable Noncontrolling Interests

Shareholders’ Equity
Class A Shares, no par value
Class B Shares, no par value
Paid-in capital
Appropriated retained earnings
Retained earnings (accumulated deficit)

Shareholders’ equity (deficit) attributable to Class A Shareholders
Shareholders’ equity attributable to noncontrolling interests

Total Shareholders’ Equity

Total Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity	$	$	$	$

(1)	Includes amounts related to entities not included in the Och-Ziff Operating Group or the consolidated Och-Ziff funds, including related eliminations.

EXHIBIT I-3